UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)
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COGDELL SPENCER INC.

(Name of Registrant as Specified In Its Charter)

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COGDELL SPENCER INC.
4401 Barclay Downs Drive, Suite 300
Charlotte, NC 28209-4670
March 25, 2011
Dear Stockholder:
We cordially invite you to attend the 2011 Annual Meeting of Stockholders of Cogdell Spencer Inc. The meeting will be held on Wednesday, May 4, 2011, at 1:00 p.m., Eastern Time, at the Renaissance Charlotte SouthPark Hotel, Queen Victoria room, located at 5501 Carnegie Boulevard, Charlotte, North Carolina 28209. The matters expected to be acted upon at the meeting are described in detail in the accompanying Proxy Statement. We encourage you to read these materials carefully and vote on matters described in the Proxy Statement.
We are also furnishing our Proxy Statement and related proxy materials to our stockholders via the Internet. We believe furnishing these materials via the Internet will expedite stockholders’ receipt of proxy materials, lower our costs of delivery, and reduce the environmental impact of our Annual Meeting. The “About the Meeting” section of the Proxy Statement contains instructions for receiving a paper copy of the Proxy Statement and Annual Report to Stockholders.
Your vote is very important. Whether or not you plan to attend the meeting, please submit your proxy as promptly as possible. If you attend the meeting, you may continue to have your shares of common stock voted as instructed in the proxy or you may withdraw your proxy at the meeting and vote your shares of common stock in person. We look forward to seeing you at the meeting.

Sincerely, Raymond W. Braun President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 4, 2011
NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of Cogdell Spencer Inc., a Maryland corporation, will be held at the Renaissance Charlotte SouthPark Hotel, Queen Victoria room, located at 5501 Carnegie Boulevard, Charlotte, North Carolina 28209 on Wednesday, May 4, 2011 at 1:00 p.m., Eastern Time, for the purposes described in the accompanying Proxy Statement:
1.
To elect seven members to the Board of Directors, each to serve until the 2012 Annual Meeting of Stockholders and until his successor is duly elected and qualifies. The Board nominees are the following: Raymond W. Braun, John R. Georgius, Richard B. Jennings, Christopher E. Lee, David J. Lubar, Richard C. Neugent, and Randolph D. Smoak, Jr. M.D.;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2011;
3.	To approve, in a non-binding advisory vote, the compensation of our named executive officers, as disclosed in the accompanying Proxy Statement;
4.	To vote upon, in a non-binding advisory vote, the frequency of holding future non-binding advisory votes on executive compensation; and
5.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
The Board of Directors recommends that you vote FOR each of the nominees listed in proposal 1, FOR proposals 2 and 3, and FOR one year in proposal 4.
Our Board of Directors has fixed the close of business on Wednesday, March 9, 2011, as the Record Date for determination of stockholders entitled to receive notice of and to vote at the Annual Meeting, or any adjournments or postponements of the Annual Meeting. Only holders of record of our common stock at the close of business on that day will be entitled to vote at the Annual Meeting, or any adjournments or postponements of the Annual Meeting.

By Order of the Board of Directors

Charles M. Handy
Corporate Secretary
WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE PROMPTLY VOTE BY INTERNET, OR BY MARKING, SIGNING, DATING AND RETURNING YOUR PROXY CARD AS PROMPTLY AS POSSIBLE SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY CONTINUE TO HAVE YOUR SHARES OF COMMON STOCK VOTED AS INSTRUCTED IN THE PROXY OR YOU MAY WITHDRAW YOUR PROXY AT THE MEETING AND VOTE YOUR SHARES OF COMMON STOCK IN PERSON.

COGDELL SPENCER INC.
4401 Barclay Downs Drive, Suite 300
Charlotte, NC 28209-4670
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 4, 2011
GENERAL INFORMATION
We are sending this Proxy Statement and, if you requested a printed version of these materials, the accompanying Proxy Card in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Cogdell Spencer Inc. (the “Company,” “we,” “us” or “our”), a Maryland corporation, for use at our 2011 Annual Meeting of Stockholders (the “Annual Meeting”), and at any adjournments or postponements thereof, to be held at the Renaissance Charlotte SouthPark Hotel, Queen Victoria room, located at 5501 Carnegie Boulevard, Charlotte, North Carolina 28209 on Wednesday, May 4, 2011 at 1:00 p.m., Eastern Time. The purposes of the Annual Meeting are:
1.
To elect seven members to the Board, each to serve until the 2012 Annual Meeting of Stockholders and until his successor is duly elected and qualifies, the Board nominees being Raymond W. Braun, John R. Georgius, Richard B. Jennings, Christopher E. Lee, David J. Lubar, Richard C. Neugent, and Randolph D. Smoak, Jr. M.D.;

2.	To ratify of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2011;
3.	To approve, in a non-binding advisory vote, the compensation of our named executive officers, as disclosed in the accompanying Proxy Statement;
4.	To vote upon, in a non-binding advisory vote, the frequency of holding future non-binding advisory votes on executive compensation; and
5.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
This Proxy Statement, the Notice of Annual Meeting of Stockholders, and the related Proxy Card are first being made available to stockholders on or about March 25, 2011. This Proxy Statement is accompanied by a copy of our Annual Report to Stockholders for the fiscal year ended December 31, 2010.
ABOUT THE MEETING
Record Date
The Board has fixed the close of business on Wednesday, March 9, 2011 as the Record Date (the “Record Date”) for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Each share of our common stock, $0.01 par value per share (“Common Stock”), is entitled to one vote for each matter to be voted upon. As of the Record Date, there were 51,034,926 shares of Common Stock outstanding and entitled to vote at the Annual Meeting.
Quorum; Voting
The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are included in the determination of the number of shares present at the Annual Meeting for determining whether a quorum is present. A broker non-vote occurs when a nominee (i.e., a broker or other financial institution) holding shares for a beneficial owner does not vote on a proposal because such nominee does not have discretionary voting power for that matter and has not received instructions from the beneficial owner. If a quorum is not present or represented at the Annual Meeting, the Chairman of the Annual Meeting will have the power to adjourn the Annual Meeting to a date not more than 120 days after the original Record Date without notice other than announcement at the Annual Meeting, until a quorum is present or represented. At any such adjourned Annual Meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the Annual Meeting as originally noticed.

Each stockholder is entitled to one vote for each share of Common Stock registered in the stockholder’s name on the Record Date. A plurality of all of the votes cast at the Annual Meeting at which a quorum is present shall be sufficient to elect a director. A majority of the votes cast at the Annual Meeting at which a quorum is present is required for the ratification of our independent registered public accounting firm (Proposal 2), for the advisory approval of the compensation of our named executive officers (Proposal 3), and for the advisory approval on the frequency of holding future non-binding advisory votes to approve our executive compensation (Proposal 4). The votes on proposals 3 and 4 are advisory and not binding on the Board. Although the voting on Proposals 3 and 4 is non-binding, the Board and the Compensation Committee of the Board (the “Compensation Committee”) value the opinions of our stockholders and will carefully review the voting results. If you properly execute a proxy in the accompanying form, and if we receive it prior to voting at the Annual Meeting, the shares that the proxy represents will be voted in the manner specified on the proxy.
If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of directors and the advisory votes on the compensation of our named executive officers and the frequency of future non-binding advisory votes to approve our executive compensation. Under rules of the New York Stock Exchange (the “NYSE”), a broker or nominee is only permitted to exercise voting discretion for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2011 (Proposal 2). Therefore, if you hold your shares in street name and do not give your broker or nominee specific voting instructions on votes for Proposals 1, 3, and 4 your shares will not be voted and a “broker non-vote” will occur. Broker non-votes have no effect on the voting results for these items. Abstentions will have no effect on the result of the vote on any of the proposals.
Shares Held in Street Name
Under NYSE rules, if your shares are held in “street name,” you will receive instructions from your nominee, which you must follow in order to have your shares of Common Stock voted.
Revocation of Proxies
If you cast a vote by proxy, you may revoke it at any time before it is voted by:
•	giving written notice to our Secretary at our address,
•	expressly revoking the proxy, by signing and forwarding to us a proxy dated later or by voting again on the Internet, or
•	by attending the Annual Meeting and personally voting the Common Stock owned of record by you as of the Record Date.
Solicitation
This solicitation is being made on behalf of the Board. We bear the entire cost of soliciting proxies for the Annual Meeting. Further solicitation of proxies may be made by mail, telephone, facsimile, personal interview or otherwise by certain of our directors, executive officers and employees without being paid additional compensation. Continental Stock Transfer & Trust Company, our transfer agent and registrar, will assist in the distribution of proxy materials and tabulation of votes. We will also reimburse brokerage firms and other persons representing the beneficial owners of our shares for their reasonable expenses in forwarding proxy solicitation material to the beneficial owners in accordance with the proxy solicitation rules and regulations of the Securities and Exchange Commission (“SEC”) and the NYSE.
Delivery of Materials
In accordance with rules adopted by the SEC, instead of mailing a printed copy of our proxy materials to our stockholders, we are furnishing proxy materials, including this Proxy Statement and our 2010 Annual Report to Stockholders, by providing access to these documents on the Internet. Accordingly, on March 25, 2011, we sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to our holders of record and beneficial owners. The Notice provided instructions for accessing our proxy materials on the Internet and instructions for receiving printed copies of the proxy materials without charge by mail or electronically by email. Please follow the instructions included in the Notice.

The Notice provides you with instructions regarding the following: (1) viewing our proxy materials for the Annual Meeting on the Internet; (2) voting your shares after you have viewed our proxy materials; (3) requesting a printed copy of the proxy materials; and (4) instructing us to send our future proxy materials to you. We believe the delivery options allow us to provide our stockholders with the proxy materials they need, while lowering the cost of the delivery of the materials and reducing the environmental impact of printing and mailing. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to view those proxy materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.
Householding
The rules of the SEC permit companies and intermediaries (such as brokerage firms, banks, broker-dealers or other similar organizations) to satisfy the delivery requirements for the Notice and proxy materials with respect to two or more stockholders sharing the same address by delivering a single Notice or copy of the proxy materials, as the case may be, addressed to each of those stockholders. This practice, commonly referred to as “householding,” is designed to reduce our printing and postage costs. Stockholders who hold shares in “street name” (as described below) may contact their intermediaries to request information about householding.
Once you have received notice from your intermediary, or us, that they or we will discontinue sending multiple copies to the same address, you will receive only one copy until you are notified otherwise or until you revoke your consent. If you received only one copy of our proxy materials and wish to receive a separate copy for each stockholder at your household, or if, at any time, you wish to resume receiving separate proxy materials, or if you are receiving multiple statements and reports and wish to receive only one, please notify your intermediary if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Cogdell Spencer Inc., 4401 Barclay Downs Drive, Suite 300, Charlotte, NC 28209, Attn: Jaime Buell or by calling our Investor Relations Manager at (704) 940-2929 and we will promptly deliver or cause to be delivered additional materials as requested.
The difference between a shareholder of record and a beneficial owner of shares held in street name is as follows:
Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by the Company. If you request printed copies of the proxy materials by mail, you will receive a proxy card.
Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at an intermediary (bank or broker), then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a “vote instruction form.” If you request printed copies of the proxy materials by mail, you will receive a vote instruction form.
PROPOSALS TO BE VOTED ON BY STOCKHOLDERS
PROPOSAL 1 — ELECTION OF DIRECTORS
In accordance with the provisions of our Charter and Bylaws, each member of the Board is elected at the Annual Meeting. Each member of the Board elected will serve for a term expiring at the 2012 Annual Meeting of Stockholders and until his successor has been elected and qualifies, or until his earlier resignation or removal. Raymond W. Braun, John R. Georgius, Richard B. Jennings, Christopher E. Lee, David J. Lubar, Richard C. Neugent, and Randolph D. Smoak, Jr. M.D. are the Board’s nominees for election.
Proxies that are properly executed and returned will be voted at the Annual Meeting, and any adjournments or postponements thereof, in accordance with the directions on such proxies. If no directions are specified, such proxies will be voted “FOR” the election of the seven persons specified as nominees for directors, each of whom will serve until the 2012 Annual Meeting of Stockholders. We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected. However, should any director nominee named herein become unable or unwilling to serve if elected, it is intended that the proxies will be voted for the election, in his stead, of such other person as the Board may nominate, unless the Board reduces the size of the membership of the Board prior to the Annual Meeting to eliminate the position of any such nominee.

In connection with the merger with Marshall Erdman & Associates, Inc. (“Erdman”) in March 2008, one of the former Erdman shareholders, Lubar Capital LLC (“Lubar”), received the right to nominate one individual for election to the Board. In connection with this right, the Board elected Mr. Lubar as a director on March 10, 2008. Lubar’s right to nominate one individual continued until such time that Lubar and its affiliates owned less than 75% of their aggregate initial ownership measured in number of equity securities of the Company and its affiliates. In connection with the restructuring of certain parts of the Lubar organization, a Lubar-controlled entity dissolved and distributed its remaining assets to its members, which assets included limited partnership units of Cogdell Spencer LP, our operating partnership. As a result of this restructuring, as of August 20, 2010, Lubar no longer met this threshold and therefore does not have the right to nominate one individual to the Board. However, the Board has determined that, for the reasons described below, it is in the best interest of the Company and its stockholders for the Board to nominate Mr. Lubar for election to the Board in connection with the Annual Meeting.
The Board has affirmatively determined that Messrs. Georgius, Lee, Lubar, Jennings, Neugent and Dr. Smoak are independent within the standards prescribed by the NYSE. The Board has also affirmatively determined that no material relationships exist between us and any of the independent directors that would interfere with their judgment in carrying out their responsibilities as a director.
In making its determination that each of our directors (other than Mr. Braun) is independent, the Board considered Mr. Lubar’s positions as (A) a member of the board of directors and indirect equity owner of two limited liability companies (the “Lubar Entities”) each managed by its own board of directors that had contracted with Erdman prior to the Company acquiring Erdman, (B) a member of the board of trustees of Northwestern Mutual Life Insurance Company (“Northwestern”), the parent company of the Company’s partner in its real property acquisition joint venture, and (C) a member of the board of directors of Marshall & Ilsley Corporation (“M&I”), the parent company of one of the lenders under the Company’s revolving credit facility and then-existing term loan.
The Board affirmatively determined that, with respect to the Lubar Entities, because (1) of the nature of Mr. Lubar’s relationship with these entities (he is an indirect owner but not involved in their management, as he resigned from all management positions with the Lubar Entities on November 17, 2008), (2) the contracts between Erdman and the Lubar Entities were executed prior to the Company’s acquisition of Erdman and the date Mr. Lubar joined our Board and (3) the contract with one of these entities was substantially completed in mid-September 2008 and the other contract was substantially completed in mid-February 2009, these relationships do not compromise Mr. Lubar’s independence.
The Board further determined that Mr. Lubar’s position as one member of the 21-person board of trustees of Northwestern during 2010 does not impair Mr. Lubar’s independence because the capital commitment of the Company’s joint venture partner to the property acquisition joint venture is not material to Northwestern.
In addition, the Board determined that Mr. Lubar’s position on the Board of M&I similarly does not affect his independence because (x) M&I’s participation in the Company’s revolving credit facility and then-existing term loan is not material to M&I and (y) Mr. Lubar was not yet on our Board at the time the Company or Erdman entered into these loans.
Nominees for Directors
The following table sets forth the name, age and the position(s) with us, if any, currently held by each person nominated as a director:

Name	Age	Title
Raymond W. Braun	53	President, Chief Executive Officer and Director
John R. Georgius(1)(2)	66	Director
Richard B. Jennings(1)(2)	67	Director
Christopher E. Lee(2)(3)	62	Director
David J. Lubar(1)(3)	56	Director
Richard C. Neugent(1)(3)	67	Director, Lead Independent Director
Randolph D. Smoak, Jr. M.D.(2)(3)	77	Director

(1)	Member of Audit Committee

(2)	Member of Compensation Committee

(3)	Member of Nominating and Corporate Governance Committee

The Board believes that each of the nominees has the key qualifications, skills and characteristics required of Board members and will contribute to an effective Board. A description of our process for identifying and evaluating nominees, as well as our criteria for Board membership, is set forth under the heading “Identification of Board Candidates and Criteria for Board Membership.”
In addition to the above, the Board also considered the specific experience described in the biographical details that follow in determining to nominate the individuals set forth below for election as directors.
Raymond W. Braun, President and Chief Executive Officer. Mr. Braun joined us as a member of the Board and as our Chief Executive Officer and President in September 2010. Mr. Braun attended Bowling Green State University. He graduated in 1980 with degrees in accounting and economics. After graduation, Mr. Braun attended the University of Pennsylvania Law School and graduated with his J.D. in 1983. After receiving his J.D., Mr. Braun practiced corporate and real estate law with a private law firm in Toledo, OH and Charlotte, NC. In 1993, Mr. Braun joined Health Care REIT, Inc., a publicly-traded health care real estate investment trust, and served as its Chief Financial Officer from July 2000 to March 2006, its President from May 2002 to January 2009, and as a member of its board of directors from May 2007 to January 2009. Prior to becoming Health Care REIT’s Chief Financial Officer, Mr. Braun also served in various capacities, including as its Chief Operating Officer, Executive Vice President, Assistant Vice President and Assistant General Counsel. Mr. Braun has been an active industry leader. He was a member of the Board of Directors and Chairman of the National Investment Center. He has also served as Chairman of the Seniors Housing Political Action Committee.
John R. Georgius, Director. Mr. Georgius has served as a member of the Board since our initial public offering in 2005 and is also the Chairman of our Audit Committee. During his 37 year banking career, Mr. Georgius’ executive positions included President and Chief Operating Officer at First Union Corporation, Vice Chairman and President of First Union National Bank and Senior Vice President and head of the trust division at First Union National Bank. Mr. Georgius was involved in over 140 acquisitions and brings first-hand knowledge of the banking industry to our Board. Mr. Georgius previously served as a director of First Union Corporation, First Union National Bank, VISA USA, and VISA International, and is an “audit committee financial expert,” as defined by the SEC. Prior to his career in banking, Mr. Georgius received a B.B.A from Georgia State University and graduated from the American Bankers Association National Graduate Trust School at Northwestern University. Mr. Georgius currently sits on the Board and Audit Committee of a private company based in Hickory, North Carolina.
Richard B. Jennings, Director. Mr. Jennings has served as a member of the Board since 2005. Mr. Jennings’ experience in real estate, investment banking and business transitions led to a consulting arrangement during which he advised the Company throughout our initial public offering on the structure and terms of our formation transactions. Since 1993, Mr. Jennings has advised 19 management teams on their REIT IPOs. He is currently the President of Realty Capital International LLC, a position he has held since 1991. He is the former President of Jennings Securities LLC, a position he held from 1995-2006. Prior to serving these roles, Mr. Jennings served as Managing Director of Real Estate Finance at Drexel Burnham Lambert Incorporated, he oversaw the REIT investment banking business at Goldman, Sachs & Co. and during his tenure at Goldman, Sachs & Co., Mr. Jennings founded and managed the Mortgage Finance Group. Mr. Jennings currently serves on the board of directors of two additional public companies, Alexandria Real Estate Equities Inc. and National Retail Properties, Inc. At Alexandria Real Estate Equities Inc., he serves as Lead Director, Chairman of the Compensation Committee and as a member of the Nominating and Corporate Governance Committee and the Audit Committee. At National Retail Properties, Inc. Mr. Jennings is a Director, Chairman of the Audit Committee and a member of their Nominating and Corporate Governance Committee. Mr. Jennings graduated Magna Cum Laude with a B.A. in economics from Yale University and received his MBA from Harvard Business School.
Christopher E. Lee, Director. Mr. Lee has served as a member of the Board since our inception in 2005, and is also the Chairman of our Compensation Committee. Mr. Lee is President and Chief Executive Officer of CEL & Associates, Inc., one of the nation’s leading real estate advisory firms, and has served in such capacities since 1994. For over 30 years he has provided a variety of strategic, compensation, organizational and performance improvement and benchmarking services to hundreds of real estate firms nationwide. Mr. Lee is also a frequent speaker at national real estate conferences, a regular contributor to various real estate publications and is the editor of the national real estate newsletter, Strategic Advantage. Prior to his consulting career, Mr. Lee worked for the Marriott and Boise Cascade corporations. Mr. Lee received a B.S. from San Diego State University, an M.S. degree from San Jose State University, and a Ph.D. in organizational development from Alliant International University.

David J. Lubar, Director. Mr. Lubar joined us as a member of the Board in 2008. Mr. Lubar became a Partner in 1983 and was named President in 1992 of Lubar & Co., a private investment firm founded in 1977, whose investment activities include acquisitions of middle market operating companies as well as growth financings for emerging businesses. Over the past 30 years, Lubar & Co. has successfully invested in and built growing companies at various stages of development in a wide range of industries including financial services, food production and processing, industrial products manufacturing, transportation and logistics, design-build construction services, energy services, contract drilling, gas transmission, drilling products and services and real estate development. Mr. Lubar currently serves as a director and member of the Risk Management Committee at Marshall & Ilsley Corporation and as director and member of both the Finance and Agency and Marketing Committees of Northwestern Mutual Life Insurance Company. In addition, he serves on the board of directors of many private companies, including the Milwaukee Brewers baseball team and serves his community by sitting on 10 local non-profit boards. Mr. Lubar received a Bachelor of Arts degree from Bowdoin College and an MBA from the University of Minnesota.
Richard C. Neugent, Director. Mr. Neugent has served as a member of the Board since 2005 and is the Chairman of our Nominating and Corporate Governance Committee. He is also the President of RCN Healthcare Consulting, a firm he formed in 2003 that specializes in strategic and operational improvements for hospitals, health systems and academic medical centers. Mr. Neugent has over 40 years of experience in the healthcare industry, substantially as President and Chief Executive Officer of Bon Secours-St. Francis Health System. Mr. Neugent’s career also includes serving as Chief Operating Officer of Rapides Regional Medical Center and as Captain in the Medical Service Corps of the U.S. Air Force where he oversaw the construction of hospitals and dispensaries. Mr. Neugent has served on the advisory boards of Clemson University, The University Center in Greenville and First Union National Bank. In addition, he has served on the board of directors of the United Way and the Greenville Chamber of Commerce. Through the course of his career Mr. Neugent earned numerous distinctions including Greenville Magazine’s Nelson Mullins Business Person of the Year and the Order of the Palmetto, the state of South Carolina’s highest civilian award. Mr. Neugent received a B.S. from Alabama College and received an M.S. from The University of Alabama in hospital administration.
Randolph D. Smoak, Jr. M.D., Director. Dr. Smoak has been a member of our Board since 2005; however he has been part of our Company since 1982 as one of our physician limited partners. Since that time, Dr. Smoak’s career has involved a variety of different roles, from medical office building physician owner, to a clinical professor of surgery, and to his most recent role as Consultant to the Quality Department at Regional Medical Center of Orangeburg and Calhoun Counties beginning in 2010. Dr. Smoak is a former President of the American Medical Association, has chaired the Compensation and Finance Committees of the American Medical Association, chaired the World Medical Association’s Board of Trustees, served as President and Chairman of South Carolina Medical Association as well as president of the South Carolina Division of the American Cancer Society, is a founding member of the South Carolina Oncology Society and completed two terms as Governor from South Carolina to the American College of Surgeons. Dr. Smoak has also served on various community nonprofit boards including the Hollings Cancer Center Advisory Board, the Tobacco Free Kids Board, the Orangeburg Calhoun Technical College Foundation Board, the MUSC Foundation Board and the Greenville Family Partnership Board. Dr. Smoak received a B.S. from the University of South Carolina, an M.D. from the Medical University of South Carolina, a Doctor of Science, with Honors, from the Medical University of South Carolina and a Doctor of Humane Letters, with Honors, from the University of South Carolina.
Recommendation Regarding the Election of Directors
The Board recommends that you vote “FOR” the election of the seven named nominees.
PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2011, subject to ratification of this appointment by our stockholders. We have been advised by Deloitte & Touche LLP that it is a registered public accounting firm with the Public Company Accounting Oversight Board (the “PCAOB”) and complies with the auditing, quality control and independence standards and rules of the PCAOB and the SEC. We expect representatives of Deloitte & Touche LLP will be present at the Annual Meeting to make a statement if they desire to do so. They will also be available to answer appropriate questions from stockholders. Our Charter and Bylaws do not require that stockholders ratify the appointment of the independent registered public accounting firm. We are submitting the appointment for ratification because the Board believes it is a matter of good corporate practice.

Recommendation Regarding Ratification of the Appointment of Deloitte & Touche LLP
The Board recommends that you vote “FOR” ratification of this appointment.
PROPOSAL 3 — NON-BINDING AND ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), provides our stockholders with the opportunity to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. This proposal is commonly known as a “say-on-pay” proposal. The compensation of our named executive officers as disclosed in this proxy statement includes the disclosures under “Compensation Discussion and Analysis,” the compensation tables and other narrative executive compensation disclosure in this proxy statement, as required by SEC rules.
As described in “Compensation Discussion and Analysis — Compensation Philosophy and Objectives,” our executive compensation policies, plans and programs are based on the philosophy that executive and stockholder financial interests should be closely aligned. Accordingly, our executive compensation program is designed to assist us in attracting and retaining key executive officers and to further motivate these officers to promote our growth and continue both our short-term and long-term profitability. Please refer to “Compensation Discussion and Analysis” the compensation tables and other narrative executive compensation disclosure in this proxy statement for a more detailed description of our executive compensation philosophy and objectives.
This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. Although this vote is advisory and non-binding, our Board and the Compensation Committee value the opinions of our stockholders and will consider the voting results when making future decisions regarding compensation of our named executive officers, as appropriate.
Accordingly, as required by Section 14A of the Exchange Act, we are asking our stockholders to approve, on an advisory basis and in a non-binding vote, the following resolution in respect of this Proposal 3:
“RESOLVED, that the stockholders of Cogdell Spencer Inc. (the “Company”) advise that they approve the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion in the Proxy Statement relating to the Company’s 2011 Annual Meeting of Stockholders.”
Recommendation Regarding the Approval of the Resolution Set Forth in this Proposal 3
The Board recommends that you vote “FOR” the advisory approval of the resolution set forth in this Proposal 3.
PROPOSAL 4 — ADVISORY AND NON-BINDING VOTE ON THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
The Dodd-Frank Act provides our stockholders with the opportunity to vote, on an advisory and non-binding basis, whether the Company will seek an advisory vote on the compensation of named executive officers every one, two or three years. By voting on this proposal, you will be able to specify how frequently our stockholders would like us to hold an advisory vote on executive compensation.
After careful consideration of the frequency alternatives, our Board believes that conducting an advisory vote on executive compensation on an annual basis is appropriate for us and our stockholders at this time.
When voting in response to the resolution set forth below, you will be able to specify your preference on the frequency of future advisory votes by choosing one of the following four options for this proposal on the proxy card: “1 YEAR,” “2 YEARS,” “3 YEARS” or “ABSTAIN.” Although this vote is advisory and non-binding, the Board and the Compensation Committee value the opinions of our stockholders and will consider the voting results when making decisions regarding the frequency of future advisory votes on executive compensation, as appropriate.

Accordingly, as required by Section 14A of the Exchange Act, we are asking our stockholders to vote on the following advisory resolution in respect of this Proposal 4:
“RESOLVED, that the stockholders of Cogdell Spencer Inc. (the “Company”) advise that an advisory resolution with respect to the compensation of the Company’s named executive officers should be presented every one, two or three years, as reflected by their votes for each of these alternatives in connection with this resolution.”
Recommendation Regarding the Frequency of Holding Future Advisory Votes on Executive Compensation
The Board recommends that you vote “FOR” holding future advisory votes on an annual basis.
INFORMATION ABOUT THE BOARD AND ITS COMMITTEES
Board Meetings
The Board intends to hold at least four regularly scheduled meetings per year and additional special meetings as necessary. Each director is expected to attend scheduled and special meetings, unless unusual circumstances make attendance impractical. The Board may also take action from time to time by written consent. The Board met eight times during 2010. Each of our directors attended at least 75% of the meetings of our Board and 75% of the meetings of the committees of our Board on which the director served. We expect each of our directors to attend the Annual Meeting in person unless unusual circumstances make attendance impractical. In 2010, all directors attended our annual meeting of stockholders.
Executive Sessions of Non-Management Directors
It is the policy of the Board that non-management members meet separately without management (including management directors) at least twice per year during regularly scheduled Board meetings in order to discuss such matters as the non-management directors consider appropriate. The lead non-management director will assume the responsibility of chairing the meetings and shall bear such further responsibilities which the non-management directors as a whole or the Board might designate from time to time. Our lead non-management director is Richard C. Neugent. Our independent auditors, finance staff, legal counsel, other employees and other outside advisers may be invited to attend these meetings. The non-management members of the Board met six times in 2010.
Board Committees
The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees has at least three directors and is composed exclusively of independent directors, by reference to the rules, regulations and listing standards of the NYSE, the national exchange on which our Common Stock is traded, as well as applicable SEC rules.
Committee Charters
The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee Charters meet the standards established by the NYSE. Copies of these Charters are available on our website at www.cogdell.com or will be provided to any stockholder upon request.
Audit Committee
The Audit Committee assists our Board in overseeing the integrity of our Company’s financial statements, our compliance with legal and regulatory requirements including the Sarbanes-Oxley Act of 2002, the qualifications and independence of the independent auditor and the performance of the internal audit function and independent auditor. The Audit Committee prepares the report required by SEC rules to be included in the annual Proxy Statement and provides an open avenue of communication among the independent auditor, the internal auditor, our management and our Board. John R. Georgius chairs the Audit Committee and serves as our Audit Committee financial expert, as that term is defined by the SEC, and Richard B. Jennings, David J. Lubar and Richard C. Neugent serve as members of this committee. The Audit Committee met four times in 2010.

Compensation Committee
The Compensation Committee determines how the Chief Executive Officer should be compensated, sets policies and reviews management decisions regarding compensation of our senior executives, reviews and approves written employment agreements of our Company and our subsidiaries, administers and makes recommendations to our Board regarding stock incentive plans, reviews and discusses with our management the Compensation Discussion & Analysis to be included in our proxy statement and produces an annual report on executive compensation for inclusion in our proxy statement. The Compensation Committee may delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee, provided a Charter is adopted for such subcommittee. Prior to establishing our general compensation philosophy, the Compensation Committee consults with our Chief Executive Officer. Our Chief Executive Officer provides recommendations to the Compensation Committee with regard to the compensation of our executive officers and with regard to our other highly paid employees and the executive officers and employees of our subsidiaries. Christopher E. Lee chairs the Compensation Committee and John R. Georgius, Richard B. Jennings and Randolph D. Smoak, Jr. M.D. serve as members of this committee. The Compensation Committee met four times in 2010.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee develops and recommends to our Board a set of corporate governance guidelines, identifies individuals qualified to fill vacancies or newly created positions on our Board, recommends to our Board the persons it should nominate for election as directors at the Annual Meeting and recommends directors to serve on all committees of our Board. Richard C. Neugent chairs the Nominating and Corporate Governance Committee and Christopher E. Lee, David J. Lubar and Randolph D. Smoak, Jr. M.D. serve as members of this committee. The Nominating and Corporate Governance Committee met four times in 2010.
The Nominating and Corporate Governance Committee will consider recommendations made by stockholders. Under our current Bylaws, and as SEC rules permit, stockholders must follow certain procedures to nominate a person for election as a director at an annual or special meeting, or to introduce an item of business at an annual meeting. A stockholder must notify our Secretary in writing of the director nominee or the other business. For annual meetings the notice must include the required information (as set forth below, “Other Matters — Stockholder Proposals and Nominations for the Board”) and be delivered to our Secretary at our principal executive offices not earlier than the 150th day and not later than 5:00 p.m., Eastern time, on the 120th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting.
If the date of the Annual Meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder must be delivered as described above not earlier than the 150th day prior to the date of mailing of the notice for such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The public announcement of an adjournment or postponement of an annual meeting does not change or create a new opportunity for notice as described above.
Director Compensation
Each non-employee member of our Board is entitled to receive annual compensation for his services as a director as follows effective January 1, 2011: $25,000 per year, $1,500 per meeting attended, $750 per telephonic meeting attended. Committee meetings, attended either in person or telephonically, are $750 per instance. The chairperson of the Audit Committee is entitled to receive an additional $15,000 annually and the chairperson of the Compensation Committee is entitled to receive an additional $12,000 annually in compensation. The chairperson of the Nominating and Corporate Governance Committee is entitled to receive an additional $8,000 annually in compensation. Such amounts are paid in cash.
On February 24, 2011, we adopted stock ownership guidelines for our non-employee directors. These guidelines require each non-employee director to maintain ownership of shares of the Common Stock (including Common Stock issuable upon conversion of OP and LTIP units) equal to 65% of the total number of shares granted by the Company to the non-employee director as compensation. Compliance with the non-employee director stock ownership guidelines is reviewed by the Board during the first quarter of each year. The Board of Directors will determine annually whether all non-employee directors have met the minimum stock ownership guidelines.
Each year, the Board reviews its performance for the prior year. In connection with this review, the Board determines if and in what amount to make annual equity grants to non-employee directors. During its meeting in November 2010, the Board determined to grant each non-employee director an equity award equal to $40,000, effective January 3, 2011, for their services on the Board during 2010. In addition, during the November 2010 meeting, the Board determined to grant Messrs. Georgius, Lee, Lubar and Neugent an additional equity award equal to $20,000, reflecting their involvement during our Chief Executive Officer search.

Mr. Lee was granted 9,967 LTIP units, Dr. Smoak was granted 6,645 LTIP units, Mr. Jennings was granted 6,645 restricted shares of Common Stock, Mr. Spencer was granted 1,107 restricted shares of Common Stock, and Messrs. Georgius, Lubar, and Neugent were each granted 9,967 restricted shares of Common Stock. These restricted shares and LTIP units vested upon issuance. Mr. Spencer received a pro-rata amount of the annual grant based on his retirement date as an employee.
The following table sets forth compensation information for each of our non-employee directors for the fiscal year ended December 31, 2010:
Director Compensation

					Change in
					Pension Value
					and Nonqualified
				Non-Equity	Deferred
	Fees Earned or	Stock	Option	Incentive Plan	Compensation	All Other
Name	Paid in Cash	Awards(1)	Awards	Compensation	Earnings	Comp.	Total
John R. Georgius	$55,750	$60,500	$—	$—	$—	$—	$116,250
Richard B. Jennings	41,500	40,335	—	—	—	—	81,835
Christopher E. Lee	53,500	60,500	—	—	—	—	114,000
David J. Lubar	41,500	60,500	—	—	—	—	102,000
Richard C. Neugent	46,500	60,500	—	—	—	—	107,000
Randolph D. Smoak, Jr. M.D.	41,500	40,335	—	—	—	—	81,835
Frank C. Spencer	6,417	6,719	—	—	—	—	13,136

(1)
This column reflects the aggregate grant date fair value of stock awards, including restricted stock units, OP Units and LTIP units, which were computed in accordance with Accounting Standards Codification (ASC) Topic 718. Assumptions used in the calculation of these amounts are set forth in Footnote 14 to the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

EXECUTIVE OFFICERS AND OTHER OFFICERS
Information with respect to our named executive officers is set forth below. Our named executive officers are appointed as such at the meeting of the Board immediately following each annual meeting of stockholders.
Raymond W. Braun, President and Chief Executive Officer. Information for Mr. Braun is contained under the heading “Proposal 1 — Election of Directors.”
Charles M. Handy, age 49, Chief Financial Officer, Executive Vice President and Secretary. Mr. Handy has served as our Chief Financial Officer, Executive Vice President and Secretary since our inception in 2005. Mr. Handy has more than 24 years’ experience in commercial real estate accounting, finance and operations. He is responsible for all facets of finance, accounting, management information systems and administration for the Company, including oversight of external and internal financial reporting, establishment and evaluation of financial policy, maintenance of corporate banking relationships and relationships with external accounting firms. Prior to our initial public offering, Mr. Handy served as Chief Financial Officer, Senior Vice President and Secretary of Cogdell Spencer Advisors, Inc. from 1997 to 2005. Prior to joining the Company, Mr. Handy was Corporate Controller for Faison & Associates, Inc., a commercial real estate management and development firm headquartered in Charlotte, North Carolina and began his career at Ernst & Young. Mr. Handy has a Masters Degree in Business Administration from Wake Forest University, as well as a B.S.B.A. in Accounting and Real Estate from Appalachian State University. He is a member of the American Institute of Certified Public Accountants and North Carolina Association of Certified Public Accountants. He is also a licensed real estate broker in the State of North Carolina.
James W. Cogdell, Frank C. Spencer and Scott A. Ransom experienced the following changes to their employment status during 2010:
•
On December 30, 2010, we notified James W. Cogdell, the Executive Chairman of the Board, that his employment agreement, the term of which expires on November 1, 2011, would not be renewed. In connection with Mr. Cogdell’s retirement and the non-renewal of his employment agreement, the Company anticipates Mr. Cogdell will receive the approximate amounts and components of compensation described under “Executive Compensation Summary”.

•
Frank C. Spencer ended his full time leadership position as Chief Executive Officer and President of the Company on September 20, 2010. Mr. Spencer remained as a member of the Board until February 1, 2011.

•
Scott A. Ransom transitioned from President and Chief Executive Officer of Erdman Company to Senior Advisor on October 1, 2010. Pursuant to our agreement with Mr. Ransom, he is expected to continue in this role through December 31, 2012, with the possibility of continued service for additional one-year periods at the discretion of the Board.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee (the “Audit Committee”) of the Board of Directors (the “Board”) of Cogdell Spencer Inc., a Maryland corporation (the “Company”), assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the Company’s financial statements, and the Company’s compliance with laws, regulations and corporate policies, and the performance of the Company’s independent registered public accounting firm and the Company’s internal audit function, and prepare an Audit Committee report as required by the SEC for inclusion in the Company’s annual Proxy Statement. The function of the Audit Committee is oversight. The members of the Audit Committee are not full-time employees and are not performing the functions of auditors or accountants. All members of the Audit Committee have been affirmatively determined by the Board to be independent within the standards prescribed by the NYSE and the applicable rules promulgated by the SEC. The Board also has determined that the Audit Committee has at least one “audit committee financial expert,” as defined in Item 407(d)(5)(ii) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), such expert being Mr. Georgius. The Audit Committee operates pursuant to an Audit Committee Charter.
Management is responsible for the preparation, presentation and integrity of the Company’s financial statements and for the establishment and effectiveness of internal control over financial reporting, and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm, Deloitte & Touche LLP, is responsible for planning and carrying out a proper audit of the Company’s annual financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States), expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles in the United States of America and auditing the effectiveness of internal control over financial reporting.
In performing its oversight role, the Audit Committee has considered and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditors Communication With Those Charged with Governance. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board Ethics and Independence Rules 3526, Communication with Audit Committees Concerning Independence, and has conducted a discussion with the independent registered public accounting firm relative to its independence. The independent registered public accounting firm has free access to the Audit Committee to discuss any matters the firm deems appropriate.
Based on the reports and discussions described in the preceding paragraphs and subject to the limitations on the role and responsibilities of the Audit Committee referred to below and in the Audit Committee Charter in effect during 2010, the Audit Committee recommended to the Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.
Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s consolidated financial statements has been carried out in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States), that the consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America, or that Deloitte & Touche LLP is in fact “independent” or the effectiveness of the Company’s internal controls.
Respectfully submitted by the members of the Audit Committee:

John R. Georgius, Chairman	Richard B. Jennings
David J. Lubar	Richard C. Neugent

CORPORATE GOVERNANCE MATTERS
Corporate Governance Guidelines
Our Board, in its role of overseeing the conduct of our business, is guided by our Corporate Governance Guidelines. Our Corporate Governance Guidelines reflect the NYSE listing standards. Among other things, our Corporate Governance Guidelines contain categorical standards for determining director independence in accordance with the NYSE listing standards. A copy of our Corporate Governance Guidelines is available in print to any shareholder who requests it and also available on our website at www.cogdell.com.
Board Leadership Structure and Risk Oversight
We recognize it is important to establish an appropriate leadership structure for our Board, so as to provide the optimal level of management oversight. In furtherance of this goal, we maintain separate roles for our Chairman of the Board and Chief Executive Officer. We believe this structure is currently in the best interests of the Company and its stockholders. We separate the roles of Chairman of the Board and Chief Executive Officer in recognition of the differences between the two roles. Under the supervision of the Board, our Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while our Chairman of the Board provides counsel to the Chief Executive Officer, sets the agenda for Board meetings and presides over meetings of the full Board. We expect our new Chairman of the Board, who will be appointed following the Annual Meeting, will be appointed from among our independent directors.
Our Board believes its majority independent composition as described below and the roles that our independent directors perform provide effective corporate governance at the Board level and independent oversight of both our Board and our executive officers. The current leadership structure, when combined with the functioning of the independent director component of our Board and our overall corporate governance structure, strikes an appropriate balance between strong, consistent leadership and independent oversight of our business and affairs.
Our Board, through its Audit Committee, discusses and reviews policies with respect to risk assessment and risk management, including guidelines and policies governing the process by which our independent directors and senior management assess and manage our exposure to risk. In connection with its oversight of risk to our business, our Board and the Audit Committee consider feedback from senior management concerning the risks related to our business, operations and strategies. Members of our senior management team regularly report to our Board on areas of material risk to the Company, including operational, financial, legal and regulatory, strategic and reputational risks. Our Audit Committee routinely meets with members of our senior management team, as appropriate, in connection with their consideration of matters submitted for the approval of our Board and the risks associated with such matters.
Director Independence
Our Guidelines provide that a majority of our directors serving on our Board must be independent as required by the listing standards of the NYSE and the applicable rules promulgated by the SEC. Our Board has affirmatively determined, based upon its review of all relevant facts and circumstances, that each of the following directors has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and is independent under the listing standards of the NYSE and the applicable rules promulgated by the SEC: Messrs. Georgius, Lee, Lubar, Jennings, Neugent and Dr. Smoak. The Board has determined that Mr. Braun, our President and Chief Executive Officer, is not an independent director due to his relationship with us as a named executive officer.
Identification of Board Candidates and Criteria for Board Membership
The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes considering nominees recommended by members of our Board, officers, employees, stockholders and others, and uses the same criteria to evaluate all candidates. The Nominating and Corporate Governance Committee may also engage consultants or third-party search firms to assist in identifying and evaluating potential director nominees. The Nominating and Corporate Governance Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable for members of the Board as described below. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Nominating and Corporate Governance Committee will recommend the candidate for consideration by the full Board.

Nominees for the Board should be committed to enhancing long-term stockholder value and must possess a high level of personal and professional ethics, sound business judgment and integrity. The Board’s policy is to encourage selection of directors who will contribute to the Company’s overall corporate goals: responsibility to its stockholders, understanding of the medical office industry, leadership, effective execution, high customer satisfaction and a superior employee working environment. The Nominating and Corporate Governance Committee may from time to time review the appropriate skills and characteristics required of Board members, including such factors as business experience, diversity and personal skills in finance, marketing, financial reporting and other areas expected to contribute to an effective Board. In evaluating potential candidates for the Board, the Nominating and Corporate Governance Committee considers these factors in light of the specific needs of the Board at that time. While the Company’s Corporate Governance Guidelines do not prescribe diversity standards, as a matter of practice, the Nominating and Corporate Governance Committee considers diversity in the context of the Board as a whole and takes into account the personal characteristics (gender, ethnicity, age) and experience (industry, professional, public service) of current and prospective directors to facilitate Board deliberations that reflect a broad range of perspectives. Board members are expected to prepare for, attend and participate in meetings of the Board and committees on which they serve, and are strongly encouraged to attend the Company’s Annual Meetings. Each member of the Board is expected to ensure other existing and planned future commitments do not materially interfere with the member’s service as a director. These other commitments will be considered by the Nominating and Corporate Governance Committee and the Board when reviewing Board candidates and in connection with the Board’s annual evaluation process.
Whistleblowing and Whistleblower Protection Policy
The Audit Committee has established procedures for: (1) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and (2) the confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. If you wish to contact the Audit Committee to report complaints or concerns relating to our financial reporting, you may do so by calling the Compliance Hotline at 1-800-360-6029 or by filing a web submission at https://cogdell.alertline.com. A copy of the policy is available on our website at www.cogdell.com.
Code of Business Conduct and Ethics
Our Code of Business Conduct and Ethics (the “Code of Ethics”) documents the principles of conduct and ethics to be followed by our employees, executive officers and directors, including our principal executive officer, principal financial officer and principal accounting officer. The purpose of the Code of Ethics is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; promote avoidance of conflicts of interest, including disclosure to an appropriate person or committee of any material transaction or relationship that reasonably could be expected to give rise to such a conflict; promote full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications we make; promote compliance with applicable governmental laws, rules and regulations; promote the prompt internal reporting to an appropriate person or committee of violations of the Code of Ethics; promote accountability for adherence to the Code of Ethics; provide guidance to employees, executive officers and directors to help them recognize and deal with ethical issues; provide mechanisms to report unethical conduct; and help foster our longstanding culture of honesty and accountability. A copy of the Code of Ethics has been provided to, and signed by, each of our directors, executive officers and employees. A copy of the Code of Ethics is available on our website at www.cogdell.com and can be provided to any stockholder upon request.
Communications with Stockholders
We provide the opportunity for stockholders and interested parties to communicate with the members of the Board. They may communicate with the independent Board members, non-management directors or the Chairperson of any of the Board’s committees by email or regular mail. All communications should be sent to: stockholdercommunications@cogdell.com, or to the attention of the Independent Directors, the Audit Committee Chairman, the Compensation Committee Chairman or the Nominating and Corporate Governance Committee Chairman at 4401 Barclay Downs Drive, Suite 300, Charlotte, NC 28209-4670. The means of communication with members of the Board is available on our website under “Communications Policy” at www.cogdell.com.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview
This section of the proxy statement discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides both quantitative and qualitative information regarding the manner and context in which compensation is awarded to, and earned by, our named executive officers and places in perspective the data presented in the tables and narrative that follow. In 2010, our named executive officers were Raymond W. Braun, Charles M. Handy, James W. Cogdell, Frank C. Spencer and Scott A. Ransom.
Compensation Philosophy and Objectives
The Compensation Committee, in consultation with our Board and Chief Executive Officer, sets our compensation philosophy.
The basic philosophy underlying our executive compensation policies, plans, and programs is that executive and stockholder financial interests should be closely aligned, and compensation should be based on delivering pay commensurate with performance. Accordingly, the executive compensation program has been structured to achieve the following objectives:
•	Provide compensation that attracts, retains, and motivates executive officers to lead our company effectively and continue our short and long-term profitability and growth;
•
Link executive compensation and financial and operating performance, by setting executive compensation based on the attainment of certain objective and subjective company and department performance goals; and

•
Align the interests of our executive officers and stockholders by implementing and maintaining compensation programs that provide for the acquisition and retention of significant equity interests in us by executive officers.

Based on these objectives, the executive compensation program has been designed to attract, motivate and retain executive officers to help achieve our performance goals. The program is structured to provide executive officers with a combination of base salaries, annual cash incentive awards, long-term incentive awards and stock ownership opportunities.
Setting Executive Compensation
The Compensation Committee is comprised of four independent directors, Messrs. Lee (Chairman), Georgius, Jennings and Dr. Smoak. The Compensation Committee exercises independent discretion in respect of executive compensation matters and administers our 2005 and 2010 long-term stock incentive plans (collectively, the “LTIP Plans”). The Compensation Committee operates under a written Charter adopted by the Board, a copy of which is available on our website at www.cogdell.com.
The Compensation Committee determines the total compensation and the allocation of such compensation among base salary, annual bonus amounts and other long-term incentive compensation, as well as the allocation of such items among cash and equity compensation for our named executive officers. With respect to the compensation of our other executive officers, the Compensation Committee solicits recommendations from our Chief Executive Officer regarding compensation and reviews his recommendations. We do not have a pre-established policy for the allocation between either cash and non-cash compensation or annual and long-term incentive compensation. The ultimate determination on total compensation and the elements that comprise total compensation are made solely by the Compensation Committee.
The Compensation Committee met four times in 2010 and has periodic conference calls, as needed, to evaluate executive performance against the goals and objectives set at the beginning of the year, to monitor market conditions in light of these goals and objectives and to review the compensation practices. The Compensation Committee makes regular reports to the Board.
What the Executive Compensation Plan is Designed to Reward
The Compensation Committee has designed the executive compensation plan to achieve three primary objectives:
•	Attracting, Motivating and Retaining Executives. We have been successful in creating an experienced and highly effective team with long tenure and a deep commitment.

•
Linking Compensation to Performance. The Compensation Committee generally rewards the achievement of specific annual, long-term and strategic goals of both our Company and each individual executive officer. The Compensation Committee measures performance of each named executive officer, by considering (1) our performance, (2) the performance against financial measures established at the beginning of the year, and (3) a subjective evaluation of each named executive officer.

•
Aligning the Interest of our Board and Executive Officers with our Stockholders. Long-term incentive compensation is designed to provide incentives for each executive officer to successfully implement our long-term strategic goals and to retain such executive officer. We have designed our annual and long-term incentive programs to award performance-based equity to allow our executive officers to grow their ownership in our company and create further alignment with our stockholders.

Role of the Compensation Consultant
We did not hire a compensation consultant in 2010. However, the Compensation Committee is able to hire compensation consultants periodically to review our compensation policies and amounts.
Measuring 2010 Performance
Together with our Board and Chief Executive Officer, the Compensation Committee’s annual review of an executive officer includes a review of the performance of such executive officer’s department and our overall performance. Increases to the annual salary are based on recommendations of the Chief Executive Officer and are subject to approval by the Compensation Committee based on the Chief Executive Officer’s review of salaries of comparable executive officers in comparable companies. The Compensation Committee’s annual review of the named executive officers includes a review of our overall performance. Pursuant to the employment agreements we entered into with our named executive officers and certain other key employees, annual salary for these individuals cannot be decreased beyond the amount set forth in such named executive officer’s employment agreement. We provide this element of compensation to compensate executive officers for services rendered during the fiscal year.
In addition, the Compensation Committee continues to oversee and evaluate the performance and leadership skills of our executive officers in order to ensure the roles of such officer are continuing to align with the Company’s business strategy and goals. In 2009, the Compensation Committee retained a professional services company to help prepare an evaluation method to provide feedback on the performance of executive officers from certain of such officers’ supervisors, peers, co-workers, other staff employees and the officers themselves. This feedback process and other ongoing interaction with each key leader continued throughout 2010.
Elements of our Executive Compensation Program and Why We Chose Each Element
Our executive compensation plan is structured to provide short and long-term incentives that promote continuing improvements in our financial results and returns to our stockholders. The elements of our executive compensation are primarily comprised of three elements designed to complement each other: annual base salaries, annual incentive bonuses and long-term incentives. We review the various components of compensation as related but distinct. The Compensation Committee designs total compensation packages it believes will best create retention incentives, link compensation to performance and align the interests of our executive officers and stockholders.
•
Annual Base Salaries. Annual base salaries are paid for ongoing performance throughout the year. In the case of each of our named executive officers, annual base salaries are paid in accordance with the employment agreement between us and such named executive officer.

•
Annual Incentive Bonus. We have provided and expect to continue to provide for the payment of equity and cash incentive bonuses based on our performance in relation to both predetermined objectives and subjective individual executive performance. Our Chairman of the Board does not participate in the annual incentive bonus. Our Compensation Committee determines the annual incentive bonus for our named executive officers based on certain predetermined performance targets, our Chief Executive Officer and our Compensation Committee determine the annual incentive bonus for our other executive officers based on certain pre determined performance targets. See “Measuring 2010 Performance.” We provide this element of compensation because we believe it promotes loyalty, hard-work, focus, honesty and vision.

•
Long-Term Incentives. Pursuant to our LTIP Plans, we may provide long-term incentives through grants of stock options, restricted stock, LTIP units, stock appreciation rights, phantom shares, dividend equivalent rights and other equity-based awards, the exact numbers of which vary, depending on the position and salary of the executive officer. These equity based awards have been and will continue to be designed to link executive compensation to our long-term Common Stock performance. For information regarding equity grants issued pursuant to our LTIP Plans, see the table below entitled “Grants of Plan-Based Awards for 2010.”

The Compensation Committee has the full authority to administer and interpret each of our LTIP Plans, to authorize the granting of awards, to determine the eligibility of employees, directors, executive officers, advisors, consultants and other personnel, our subsidiaries, our affiliates and other persons expected to provide significant services to us or our subsidiaries to receive an award, to determine the number of shares of Common Stock to be covered by each award (subject to the individual participant limitations provided in each of the LTIP Plans), to determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of our LTIP Plans), to prescribe the form of instruments evidencing awards and to take any other actions and make all determinations that it deems necessary or appropriate in connection with our LTIP Plans or the administration or interpretation thereof. In connection with this authority, the Compensation Committee may establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. For more information on our LTIP Plans, we refer you to our Registration Statements on Form S-8 filed with the SEC on September 2, 2008 and filed with the SEC on August 24, 2010.
Perquisites and Other Personal Benefits
In order to attract and retain highly qualified individuals for key positions, we occasionally provide our named executive officers with perquisites and other personal benefits consistent with our compensation philosophy. For more information regarding perquisites and other personal benefits, we refer you to the “All Other Compensation” table set forth under “Executive Compensation.”
How Each Element and Our Decisions Regarding Each Element Fit Into Our Overall Compensation Objectives and Affect Decisions Regarding Other Elements
In making compensation decisions, the Compensation Committee considers various measures of company and industry performance, including a combination of funds from operations modified, or FFOM, and gross revenue and earnings before interest, taxes, depreciation and amortization, or EBITDA. Consistent with this approach, the Compensation Committee pays our executive officers annual base salaries in order to provide them with a minimum compensation level that is intended to reflect such executive officer’s value and historical contributions to our success in light of salary norms of our competitors. The Compensation Committee may elect to pay our executive officers annual incentives to reward our executive officers for achievement of financial and other performance of our Company and of such executive officer’s department, with a component of performance based on a subjective evaluation. The Compensation Committee may elect to pay our executive officers long-term incentives to act as a retention tool and to provide continued and additional incentives to maximize our long-term stock price and thereby more closely align the economic interests of our executive officers with those of our stockholders. Through the elements of our compensation program, the Compensation Committee seeks to maintain a competitive total compensation package for each executive officer, while being sensitive to our fiscal year budget, annual accounting costs and the impact of dilution in making such compensation payments.
Other Matters
The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) limits the deductibility on our tax return of compensation over $1 million to any of our named executive officers unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our stockholders. The Compensation Committee’s policy with respect to Section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted while simultaneously providing our executive officers with appropriate compensation for their performance. The Compensation Committee may make compensation payments that are not fully deductible if in its judgment such payments are necessary to achieve the objectives of our compensation program.
We account for stock-based payments through our LTIP Plans in accordance with the requirements of ASC Topic 718.
Executive Stock Ownership Policy
As noted above, one of the primary objectives of our compensation philosophy is to align the interests of executive officers with those of our stockholders by providing appropriate long-term incentives. To further this goal, the Compensation Committee adopted an Executive Stock Ownership policy, effective February 24, 2011, regarding minimum ownership of shares of our Common Stock (including Common Stock issuable upon conversion of OP units or LTIP units) by our executive officers. This policy requires our Chief Executive Officer to own shares of Common Stock (including Common Stock issuable upon conversion of OP units or LTIP units) having a fair market value equal to at least five times the Chief Executive Officer’s annual base salary and for certain other executive officers to own shares of Common Stock (including Common Stock issuable upon conversion of OP units or LTIP units) having a fair market value equal to at least three times the executive officer’s annual base salary. The Chief Executive Officer and each of our other named executive officers and certain other members of our senior management team have five years from the date of hire or the adoption of the policy (February 24, 2011) to satisfy these requirements.

Other Policies
We do not have any policy in place regarding the ability of our named executive officers or directors to engage in hedging activities with respect to our Common Stock. In addition, we do not have nonqualified deferred compensation plans.
COMPENSATION COMMITTEE REPORT
The executive compensation philosophy, policies, plans, and programs of Cogdell Spencer Inc., a Maryland corporation (the “Company”), are under the supervision of the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of the Company, which is composed of the non-management directors named below, each of whom has been determined by the Board to be independent under the applicable rules of the SEC and the NYSE listing standards.
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of the Company’s proxy statement as required by Item 402(b) of Regulation S-K with management. Based on the review and discussions, the Compensation Committee recommended to the Board, that the Compensation Discussion and Analysis be included in the Proxy Statement for the Company’s Annual Meeting and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.
Respectfully submitted by the members of the Compensation Committee:

Christopher E. Lee, Chairman	Richard B Jennings
John R. Georgius	Randolph D. Smoak, Jr. M.D.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
There are no Compensation Committee interlocks and none of our employees participate on the Compensation Committee.
Executive Compensation Summary
The following table sets forth the annual base salary and other compensation paid or earned in 2010, 2009 and 2008 to our Chairman, Chief Executive Officer and President, Chief Financial Officer and the Senior Advisor (formerly the President and Chief Executive Officer) of Erdman Company, a taxable REIT subsidiary of our operating partnership, acquired in March 2008. These executive officers are referred to herein collectively as the “named executive officers.”

Summary Compensation Table

							Stock		All Other
Name and Principal Position	Year		Salary		Bonus		Awards(1)		Compensation(2)		Total

Raymond W. Braun	2010		$165,797		$100,000		$3,471,686	(7)	$2,466		$3,739,949
Chief Executive Officer

Charles M. Handy	2010		$285,312		$—		$82,846	(8)	$24,812		$392,970
Chief Financial Officer,	2009		$285,312		$—		$33,594	(9)	$39,850		$358,756
Executive Vice President	2008		$276,857		$303,293	(5)	$163,448	(10)	$31,192		$774,790
and Secretary

James W. Cogdell	2010		$442,559		$—		$—		$1,507,852	(11)	$1,950,411
Chairman	2009		$442,559		$—		$—		$34,163		$476,722
	2008		$444,388	(4)	$—		$83,485	(10)	$24,338		$552,211

Frank C. Spencer	2010		$416,667		$—		$—		$3,049,530	(12)	$3,466,197
	2009		$500,000		$—		$—		$38,050		$538,050
	2008		$490,426		$595,000	(6)	$222,633	(10)	$29,447		$1,337,506

Scott A. Ransom	2010		$327,082		$—		$160,150	(8)	$26,138		$513,370
Senior Advisor	2009		$297,518		$—		$111,979	(9)	$38,565		$448,062
	2008	(3)	$260,417		$160,695		$—		$52,008		$473,120

(1)
This column reflects the grant date fair values of stock awards, including restricted stock units and LTIP units, granted in the fiscal year indicated which were computed in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are set forth in Footnote 14 to the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(2)
All other compensation includes employer 401(k) match, health, life and dental insurance premiums, long term and short term disability insurance premiums, car allowance, personal use of company-owned vehicles and club dues, as applicable. For more information on these amounts, see “All Other Compensation” below.

(3)	Reflects Mr. Ransom’s compensation from March 10, 2008, the date of closing the Company’s acquisition of Erdman, through December 31, 2008.

(4)
Mr. Cogdell elected to forego annual salary from April 1, 2008 through December 31, 2008, and in lieu of salary, was awarded LTIP units equal to foregone salary divided by the closing price of the Company’s common stock on May 28, 2008. One third of these units vested on May 28, 2008, July 1, 2008 and October 1, 2008, respectively.

(5)	In 2008, Mr. Handy earned a cash bonus of $188,843 and LTIP units of $114,450, resulting in a total achievement incentive of $303,293.

(6)
Mr. Spencer’s bonus for 2008 was paid entirely in LTIP units, based on the closing stock price on the final day of business for the year, or December 31, 2008 ($9.36/share), resulting in an LTIP grant of 63,568 units.

(7)
Pursuant to the terms of Mr. Braun’s employment agreement, on September 20, 2010, Mr. Braun purchased from the Company 74,516 restricted shares, or approximately $500,000, of the Company’s common stock, at a price per share equal to $6.71, which was the average closing price of the Company’s common stock on the NYSE for the five trading days immediately preceding (but excluding) September 20, 2010. Pursuant to the terms of the agreement, and specifically in consideration for Mr. Braun purchasing the 74,516 restricted shares referred to above, we agreed to grant Mr. Braun an award of 74,516 restricted shares, or approximately $472,000 based on the grant date closing price of our common stock of $6.33, of common stock (the “Award”) under the Company’s 2010 long-term stock incentive plan, which shares shall be forfeited if during the period from September 20, 2010 through December 31, 2013 (the “Restriction Period”) (1) there is a termination of Mr. Braun’s employment for “cause” or by Mr. Braun for any reason or (2) if Mr. Braun sells or disposes any of the shares purchased by him as described above without the permission of the Board. In addition, under the Agreement the Company agreed to grant Mr. Braun an award of 447,094 restricted shares, or approximately $3,000,000, of common stock (the “Performance Award”) under the Company’s 2010 long-term stock incentive plan, the vesting of which will be subject to the satisfaction of pre-established performance measures that must be satisfied or exceeded by Mr. Braun by December 31, 2013. Such performance measures will be established by the mutual agreement of the Compensation Committee and Mr. Braun, subject to the approval of the Board, on or about April 30, 2011. For accounting purposes, the grant date and the grant date fair value will be established in the future when the performance criteria has been approved. The grant date fair value and the related compensation expense will be determined at that time.

(8)
Mr. Handy was awarded LTIP units in connection with the completion of the Medical Center Physicians Tower in Jackson, TN. The award was based on the project’s asset value and was calculated using $6.23 per LTIP unit, the Company’s common stock price on February 1, 2010, the date the certificate of completion was received for the project. Messrs. Handy and Ransom were awarded LTIP units in connection with the completion of the University Physicians-Grant’s Ferry project in Brandon, MS. The award was based on the project’s asset value and was calculated using $7.05 per LTIP unit, the Company’s common stock price on May 17, 2010, the date the certificate of completion was received for the project. Mr. Handy was awarded LTIP units in connection with the completion of the Lancaster Rehabilitation Hospital expansion in Lancaster, PA. The award was based on the project’s asset value and was calculated using $6.55 per LTIP unit, the Company’s common stock price on May 21, 2010, the date the certificate of completion was received for the project. Messrs. Handy and Ransom were awarded LTIP units in connection with the completion of the HealthPartners Medical Office Building in St. Cloud, MN. The award was based on the project’s asset value and was calculated using $6.63 per LTIP unit, the Company’s common stock price on June 1, 2010, the date the certificate of completion was received for the project.

(9)
Messrs. Handy and Ransom were awarded LTIP units in connection with the completion of The Woodlands Center for Specialized Medicine in Pensacola, Florida. The award was based on the project’s asset value and was calculated using $4.93 per LTIP unit, the Company’s common stock price on November 17, 2009, the date the certificate of completion was received for the project.

(10)
The Board awarded approximately $2,500,000 of LTIP units in recognition of the role played by certain employees in the acquisition of Erdman. The awards were as follows: Mr. Spencer, $1,000,000; Mr. Cogdell, $375,000; and Mr. Handy, $650,000. The Aggregate number of LTIP units awarded was 156,739, which was calculated using $15.95 per LTIP unit, the price per share paid in connection with the Company’s private offering in January 2008. Of the total number of LTIP units granted, 20% vested on March 31, 2008 (the effective date of issuance) and the remaining 80% will vest if and when the Company achieves certain performance standards as provided in the awards. Effective December 31, 2008, additional LTIP units vested as the result of achieving certain performance standards as provided in the awards. The additional vesting was as follows using $15.95 per LTIP unit: Mr. Spencer, $22,633 (1,419 LTIP units); Mr. Cogdell, $8,485 (532 LTIP units); and Mr. Handy, $14,148 (887 LTIP units).

(11)
In connection with Mr. Cogdell’s retirement, the Company anticipates payments for, among other things, items Mr. Cogdell is entitled to pursuant to his employment agreement of $1,220,000 comprised of the following: (1) $884,000, representing 1.99 times his annual salary, (2) $300,000 for five years of secretarial support, and (3) $36,000 for health insurance benefits. In addition, pursuant to his employment agreement, Mr. Cogdell was entitled to the vesting of outstanding equity grants of 18,277 LTIP Units, for which the Company recognized an expense of $287,000. With respect to the foregoing payments and the vesting of the LTIP Units, the Company accrued expenses of $1,493,000 in 2010.

(12)
The Company entered into a Letter Agreement with Mr. Spencer, dated May 3, 2010, which provides for, among other things, the payment by the Company of retirement payments of $2,662,250. In addition, pursuant to his employment agreement, Mr. Spencer was entitled to the vesting of outstanding equity grants of 48,738 LTIP Units, for which the Company recognized an expense of $369,434.

The following table sets forth the components of the “All Other Compensation” column found in the previous table.
All Other Compensation

		Employer
		401(k) Match	Health, Life	Long Term	Short Term
		and Profit	and Dental	Disability	Disability		Personal Use
		Sharing	Insurance	Insurance	Insurance	Car	of Company
Name	Year	Contribution	Premiums	Premiums	Premiums	Allowance	Vehicle	Club Dues	Severance		Total

Raymond W. Braun	2010	$—	$2,328	$133	$5	$—	$—	$—	$—		$2,466

Charles M. Handy	2010	$—	$13,969	$595	$30	$—	$10,218	$—	$—		$24,812
	2009	$12,250	$13,435	$400	$30	$—	$13,735	$—	$—		$39,850
	2008	$9,200	$8,889	$—	$—	$—	$13,103	$—	$—		$31,192

James W. Cogdell(1)	2010	$—	$9,272	$900	$30	$—	$4,650	$—	$1,493,000	(2)	$1,507,852
	2009	$12,250	$8,922	$400	$30	$—	$12,561	$—	$—		$34,163
	2008	$5,731	$5,852	$—	$—	$—	$12,756	$—	$—		$24,339

Frank C. Spencer(1)	2010	$—	$10,897	$853	$25	$—	$6,071		$3,031,674	(3)	$3,049,520
	2009	$12,250	$13,435	$400	$30	$—	$11,935	$—	$—		$38,050
	2008	$9,200	$8,889	$—	$—	$—	$11,358	$—	$—		$29,447

Scott A. Ransom(1)	2010	$—	$11,307	$630	$30	$6,000	$—	$8,171	$—		$26,138
	2009	$12,250	$10,685	$400	$30	$7,200	$—	$8,000	$—		$38,565
	2008	$28,542	$9,828	$—	$—	$6,000	$—	$7,638	$—		$52,008

(1)	The named executive officers received no additional compensation for serving as a director.

(2)
In connection with Mr. Cogdell’s retirement, the Company anticipates payments for, among other things, items Mr. Cogdell is entitled to pursuant to his employment agreement of $1,220,000 comprised of the following: (1) $884,000, representing 1.99 times his annual salary, (2) $300,000 for five years of secretarial support, and (3) $36,000 for health insurance benefits. In addition, pursuant to his employment agreement, Mr. Cogdell was entitled to the vesting of outstanding equity grants of 18,277 LTIP Units, for which the Company recognized an expense of $287,000. With respect to the foregoing payments and the vesting of the LTIP Units, the Company accrued expenses of $1,493,000 in 2010.

(3)
Frank C. Spencer’s employment with the company ended on October 31, 2010 and “All Other Compensation” includes severance paid in 2010 of $2,662,250. In addition, pursuant to his employment agreement, Mr. Spencer was entitled to the vesting of outstanding equity grants of 48,738 LTIP Units, for which the Company recognized an expense of $369,434.

Grants of Plan-Based Awards for 2010

			All Other Stock	All other Option
			Awards: Number of	Awards: Number of	Grant Date Fair Value
			Shares of Stock or	Securities Underlying	of Stock and Option
Name	Grant Date		Units (#)	Options (#)	Awards
Raymond W. Braun	9/20/2010	(1)	74,516	—	$471,686
	9/20/2010	(1)	447,094	—	$3,000,000

Charles M. Handy	2/1/2010	(2)	5,080	—	$31,650
	5/17/2010	(3)	2,961	—	$20,877
	5/21/2010	(4)	481	—	$3,150
	6/1/2010	(5)	4,098	—	$27,169

James W. Cogdell			—	—	$—

Frank C. Spencer			—	—	$—

Scott A. Ransom	5/17/2010	(3)	9,871	—	$69,588
	6/1/2010	(5)	13,659	—	$90,562

(1)
Pursuant to the terms of Mr. Braun’s employment agreement, on September 20, 2010, Mr. Braun purchased from the Company 74,516 restricted shares, or approximately $500,000, of the Company’s common stock, at a price per share equal to $6.71, which was the average closing price of the Company’s common stock on the NYSE for the five trading days immediately preceding (but excluding) September 20, 2010. Pursuant to the terms of the agreement, and specifically in consideration for Mr. Braun purchasing the 74,516 restricted shares referred to above, we agreed to grant Mr. Braun an award of 74,516 restricted shares, or approximately $472,000 based on the grant date closing price of our common stock of $6.33, of common stock (the “Award”) under the Company’s 2010 long-term stock incentive plan, which shares shall be forfeited if during the period from September 20, 2010 through December 31, 2013 (the “Restriction Period”) (1) there is a termination of Mr. Braun’s employment for “cause” or by Mr. Braun for any reason or (2) if Mr. Braun sells or disposes any of the shares purchased by him as described above without the permission of the Board. In addition, under the Agreement the Company agreed to grant Mr. Braun an award of 447,094 restricted shares, or approximately $3,000,000, of common stock (the “Performance Award”) under the Company’s 2010 long-term stock incentive plan, the vesting of which will be subject to the satisfaction of pre-established performance measures that must be satisfied or exceeded by Mr. Braun by December 31, 2013. Such performance measures will be established by the mutual agreement of the Compensation Committee and Mr. Braun, subject to the approval of the Board, on or about April 30, 2011. For accounting purposes, the grant date and the grant date fair value will be established in the future when the performance criteria has been approved. The grant date fair value and the related compensation expense will be determined at that time.

(2)
Mr. Handy was awarded LTIP units in connection with the completion of the Medical Center Physicians Tower in Jackson, TN. The award was based on the project’s asset value and was calculated using $6.23 per LTIP unit, the Company’s closing common stock price on February 1, 2010, the date the certificate of completion was received for the project.

(3)
Messrs. Handy and Ransom were awarded LTIP units in connection with the completion of the University Physicians-Grant’s Ferry project in Brandon, MS. The award was based on the project’s asset value and was calculated using $7.05 per LTIP unit, the Company’s closing common stock price on May 17, 2010, the date the certificate of completion was received for the project.

(4)
Mr. Handy was awarded LTIP units in connection with the completion of the Lancaster Rehabilitation Hospital expansion in Lancaster, PA. The award was based on the project’s asset value and was calculated using $6.55 per LTIP unit, the Company’s closing common stock price on May 21, 2010, the date the certificate of completion was received for the project.

(5)
Messrs. Handy and Ransom were awarded LTIP units in connection with the completion of the HealthPartners Medical Office Building in St. Cloud, MN. The award was based on the project’s asset value and was calculated using $6.63 per LTIP unit, the Company’s closing common stock price on June 1, 2010, the date the certificate of completion was received for the project.

Outstanding Equity Awards at Fiscal Year-End for 2010

	Stock Awards
					Equity Incentive Plan
				Equity Incentive Plan	Awards: Market or
				Awards: Number of	Payout Value of
		Market Value of		Unearned Shares,	Unearned Shares,
	Number of Shares or	Shares or Units or		Units, or Other Rights	Units, or Other Rights
	Units of Stock That	Stock That Have Not		That Have Not Vested	That Have Not Vested
Name	Have Not Vested (#)(1)	Vested ($)(1)		(#)	($)
Raymond W. Braun	521,610	$3,025,338	(1)	—	$—

Charles M. Handy	30,461	$176,674	(2)	—	$—

James W. Cogdell	—	$—	(3)	—	$—

Frank C. Spencer	—	$—	(4)	—	$—

Scott A. Ransom	—	$—		—	$—

(1)
Pursuant to the terms of Mr. Braun’s employment agreement, on September 20, 2010, Mr. Braun purchased from the Company 74,516 restricted shares, or approximately $500,000, of the Company’s common stock, at a price per share equal to $6.71, which was the average closing price of the Company’s common stock on the NYSE for the five trading days immediately preceding (but excluding) September 20, 2010. Pursuant to the terms of the agreement, and specifically in consideration for Mr. Braun purchasing the 74,516 restricted shares referred to above, we agreed to grant Mr. Braun an award of 74,516 restricted shares, or approximately $472,000 based on the grant date closing price of our common stock of $6.33, of common stock (the “Award”) under the Company’s 2010 long-term stock incentive plan, which shares shall be forfeited if during the period from September 20, 2010 through December 31, 2013 (the “Restriction Period”) (1) there is a termination of Mr. Braun’s employment for “cause” or by Mr. Braun for any reason or (2) if Mr. Braun sells or disposes any of the shares purchased by him as described above without the permission of the Board. In addition, under the Agreement the Company agreed to grant Mr. Braun an award of 447,094 restricted shares, or approximately $3,000,000, of common stock (the “Performance Award”) under the Company’s 2010 long-term stock incentive plan, the vesting of which will be subject to the satisfaction of pre-established performance measures that must be satisfied or exceeded by Mr. Braun by December 31, 2013. Such performance measures will be established by the mutual agreement of the Compensation Committee and Mr. Braun, subject to the approval of the Board, on or about April 30, 2011. Amounts presented relate to the accelerated vesting of unvested equity compensation assuming a per unit value of $5.80 which was the price per share of the Company’s common stock on December 31, 2010, the effective date of this calculation.

(2)
The amounts shown represent unvested amounts related to LTIP units granted in recognition of the role played in the acquisition of Erdman. The number of LTIP units awarded was calculated using $15.95 per LTIP unit, the price per share paid in connection with the Company’s private offering in January 2008. Of the total number of LTIP units granted, 20% vested on March 31, 2008 (the effective date of the issuance) and the remaining 80% will vest if and when the Company achieves certain performance standards as provided in the awards. The amounts shown represent unvested amounts remaining after the vesting of LTIP units related to the achievement of 2008 performance standards. Amounts presented relate to the accelerated vesting of unvested equity compensation assuming a per unit value of $5.80 which was the price per share of the Company’s common stock on December 31, 2010, the effective date of this calculation.

(3)	Pursuant to non-renewal of his employment agreement, Mr. Cogdell was entitled to the vesting of an award of 18,277 LTIP Units which were granted to Mr. Cogdell effective March 31, 2008.

(4)
The Company entered into a Letter Agreement with Mr. Spencer, dated May 3, 2010, which provides for, among other things, the vesting of an award of 48,738 LTIP Units which were granted to Mr. Spencer effective March 31, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance
Under federal securities laws, our directors, executive officers and holders of 10% or more of our Common Stock are required to report, within specified monthly and annual due dates, their initial ownership in our Common Stock and all subsequent acquisitions, dispositions or other transfers of beneficial interests therein, if and to the extent reportable events occur which require reporting by such due dates. Based solely upon a review of the copies of the forms furnished to us, we believe that there were no late filings for the 2010 fiscal year.
Agreements with Executive Officers
Employment Agreements for Messrs. Braun and Handy
Pursuant to employment agreements with Messrs. Braun and Handy, they are expected to agree to serve, respectively, as our Chief Executive Officer and President, and Chief Financial Officer, Executive Vice President and Secretary. The employment agreements require the executive officers to devote substantially all of their business time and effort to our affairs.

The employment agreements with Messrs. Braun and Handy are each for a three-year term; provided, however, that (1) the terms of Mr. Braun’s agreement will be automatically extended for an additional two-year period unless, not later than six months prior to the expiration of the initial term, either party provides written notice to the other party of its intent not to further extend the term, and (2) the terms of Mr. Handy’s agreement will be automatically extended for successive one-year periods unless, not later than three months prior to the termination of the existing term, either party provides written notice to the other party of its intent not to further extend the term. Mr. Braun’s employment agreement will renew for an additional two-year period on December 31, 2013, unless notice of non-renewal is provided on or before July 4, 2013, and Mr. Handy’s employment agreement will renew for an additional one-year period on December 31, 2011, unless notice of non-renewal is provided on or before October 2, 2011. The employment agreements provide for an annual base salary to each of Messrs. Braun and Handy, respectively, and for bonus and other incentive eligibility (as determined by the Compensation Committee of the Board) and participation in employee benefit plans and programs. We also make available to Mr. Handy use of a company car.
Upon the termination of Mr. Braun’s employment either (i) by us for “cause” or (ii) by the executive officer for any reason or no reason during the term of his employment agreement, such executive officer will be entitled to receive his annual base salary earned and accrued prior to the date of termination, and will forfeit the company match restricted stock award (the “Match Award”) and the restricted stock performance award (the “Performance Award”) granted pursuant to the terms of Mr. Braun’s employment agreement.
Upon the termination of Mr. Handy’s employment either (i) by us for “cause” or (ii) by Mr. Handy without “good reason,” during the term of his employment agreement, Mr. Handy will be entitled to receive his annual base salary and other benefits earned and accrued through the date of termination of Mr. Handy’s employment. The term “cause” as used in Mr. Handy’s employment agreement is generally defined to mean:
(i) conviction of, or formal admission to, a felony, including conviction of, or formal admission to, a misdemeanor the circumstances of which are to the material detriment to the Company’s reputation whether or not in the performance of duties thereunder, or a felony;
(ii) engagement in the performance of his duties, or otherwise to our material and demonstrable detriment, in willful misconduct, willful or gross neglect, fraud, misappropriation or embezzlement;
(iii) repeated failure to adhere to the directions of our Board, or to adhere to our policies and practices;
(iv) willful and continued failure to substantially perform the executive’s duties properly assigned to him (other than any such failure resulting from his disability) after demand for substantial performance is delivered by us specifically identifying the manner in which we believe he has not substantially performed such duties;
(v) breach of any of the provisions of the covenants of his employment agreement; or
(vi) breach in any material respect of the terms and provisions of his employment agreement and failure to cure such breach within 30 days following written notice from us specifying such breach.
The term “good reason” as used in Mr. Handy’s employment agreements is generally defined to mean:
(i) the material reduction of his authority, duties and responsibilities, the failure to continue Mr. Handy’s appointment in his given position, or the assignment to him of duties materially inconsistent with his position or positions with us;
(ii) a reduction in Mr. Handy’s annual salary;
(iii) the relocation of Mr. Handy’s office to more than 50 miles from Charlotte, North Carolina; or
(iv) our material and willful breach of Mr. Handy’s employment agreement.

Upon the termination of Mr. Handy’s employment either (i) by us without “cause” or (ii) by him for “good reason,” Mr. Handy will be entitled under his employment agreement to receive the following severance payments and benefits:
•	annual base salary, bonus and other benefits earned and accrued through the date of termination;
•
a lump-sum cash payment equal to 1.99 multiplied by the sum of (1) Mr. Handy’s then-current annual base salary and (2) the greater of (A) the average bonus paid to him over the previous two years and (B) the maximum bonus payable to him for the fiscal year in which the termination occurs;

•
for three years after termination of employment, continuing coverage under our group health plans the executive officer would have received under his employment agreement, as would have applied in the absence of such termination; and

•	full vesting of all outstanding equity-based awards held by Mr. Handy.
Upon a termination of Mr. Braun’s employment by us without “cause,” Mr. Braun will be entitled to receive the following severance payments and benefits:
•	annual base salary earned and accrued through the date of termination;
•	a lump-sum cash payment equal to the executive’s current annual base salary;
•	a pro-rata (based on the number of days employed in the fiscal year of termination) maximum annual bonus for the fiscal year in which his termination occurs;
•
full vesting of, (i) on or prior to December 31, 2011, 33.33% of the Match Award, (ii) between January 1, 2012 and December 31, 2012, 66.67% of the Match Award, and (iii) between January 1, 2013 and December 31, 2013, 100% of the Match Award will fully vest;

•
(i) on or prior to December 31, 2011, restricted shares equal to $562,500 on the grant date under the Performance Award will immediately vest, and up to an additional number of restricted shares equal to $187,500 at the grant date may become vested based on Mr. Braun’s progress towards the achievement of performance goals/measures at termination; (ii) between January 1, 2012 and December 31, 2012, restricted shares equal to $750,000 on the grant date under the Performance Award will immediately vest, and up to an additional number of restricted shares equal to $750,000 at the grant date may become vested based on Mr. Braun’s progress towards the achievement of performance goals/measures at termination; and (iii) between January 1, 2013 and December 31, 2013, restricted shares equal to $750,000 on the grant date under the Performance Award will immediately vest, and up to an additional number of restricted shares equal to $2,250,000 at the grant date may become vested based upon Mr. Braun’s progress towards the achievement of performance goals/measures under the Performance Award at termination; and

•
for one year after termination of employment, continuing coverage under our group health plans the executive officer would have received under his employment agreement, as would have applied in the absence of such termination.

With respect to Mr. Handy, in the event of any notice of non-renewal of the employment agreement by us, the executive officer will be entitled under his employment agreement to the same payments and benefits as if terminated by us without “cause,” except that the executive officer’s lump-sum cash payment will equal the sum of (1) the executive officer’s then-current annual base salary; and (2) the greater of (A) the average bonus paid to the executive officer over the previous two years, and (B) the maximum bonus payable to the executive officer for the fiscal year in which the termination occurs.

Upon a change of control (as defined in the employment agreements), while the executive officer is employed, all outstanding unvested equity-based awards (including stock options and restricted stock), or, in the case of Mr. Braun, the Match Award and the Performance Award (as described in Mr. Braun’s employment agreement), shall fully vest and become immediately exercisable, as applicable; provided, however, that, upon a change of control of any subsidiary of the Company while Mr. Braun is employed by the Company, the Company may, in its sole discretion, modify the performance measures established for the Performance Award to reflect such change in control. In addition, in the case of Mr. Handy only, if, after a change of control, Mr. Handy terminates his employment with us within one year of the change in control, such termination shall be deemed a termination by him for “good reason.” The term “change of control” as used in the employment agreement is generally defined to mean:
(i) any transaction by which any person or group becomes the beneficial owner, either directly or indirectly, of our securities representing 50% or more of either (A) the combined voting power of our then outstanding securities or (B) the then outstanding shares of our Common Stock; or
(ii) any consolidation or merger where our stockholders, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any); or
(iii) there shall occur (A) any sale, lease, exchange or other transfer of all or substantially all of our assets, or (B) the approval by our stockholders of any plan or proposal for our liquidation or dissolution; or
(iv) the members of our Board, at the beginning of any consecutive 24-calendar-month period cease for any reason other than due to death to constitute at least a majority of the members of the Board.
Upon the termination of Mr. Handy’s employment due to the death or disability (generally meaning a condition rendering Mr. Handy unable to perform substantially and continually the duties assigned to him), Mr. Handy (or his estate) will be entitled under his employment agreement to receive his annual base salary, bonus and other benefits accrued through the date of termination and full vesting of all outstanding equity-based awards held by the executive officer. With respect to Mr. Braun, upon a termination of employment due to death or disability, Mr. Braun will be entitled under his employment agreement to receive his annual base salary earned and accrued through the date of termination and 100% of his bonus potential for the year of termination, paid at the time such bonus would otherwise have been payable, but Mr. Braun will also forfeit the Match Award and Performance Award.
In the case of Mr. Handy only, in the event that any amount payable to him is determined to be an “excess parachute payment” under Section 280G of the Code, we have also agreed to make a gross-up payment to Mr. Handy equal to the excise tax imposed on the executive under Section 4999 of the Code. The amount of gross-up payment (which is also treated as an excess parachute payment) shall be equal to the sum of the excise taxes payable by Mr. Handy by reason of receiving the parachute payments plus the amount necessary to put Mr. Handy in the same after-tax position as if no excise taxes had been imposed on Mr. Handy (taking into account any and all applicable federal, state and local excise, income or other taxes at the highest applicable rates). The excise taxes shall be payable by Mr. Handy and we must withhold the excise tax as if the payment constituted wages to Mr. Handy. In addition, we are not entitled to an income tax deduction related to any excess parachute payments or related gross-up payments.
In the case of Mr. Handy only, upon termination of his employment, if we elect to subject Mr. Handy to the non-competition, confidentiality and non-solicitation provisions described below, he will be entitled to a cash payment equal to the sum of (1) his then-current annual base salary and (2) the greater of (A) the average bonus paid to him over the previous two years and (B) the maximum bonus payable to him for the fiscal year in which the termination occurs.
Pursuant to the terms of the non-competition provisions, the executive officer is generally prohibited for a one-year period, in the case of Mr. Braun, and for a two-year period, in the case of Mr. Handy, following termination from, directly or indirectly, whether as an owner, partner, shareholder, principal, agent, employee, consultant or in any other relationship or capacity, engaging in any element of our business or otherwise competing with us or our affiliates, rendering any services to any person, corporation, partnership or other entity engaged in competition with us or our affiliates, or providing financial assistance to or otherwise obtaining an ownership interest in a competitor of ours or of our affiliates within a restricted territory encompassing several states in the Southeast.
The executive officer is required to keep secret and retain in strictest confidence, and not use for his benefit or the benefit of others, except in connection with our business and affairs and those of our affiliates, all confidential matters relating to our business and the business of any of our affiliates and to us and any of our affiliates, learned by the executive officer directly or indirectly from us or any of our affiliates, and is not to disclose such confidential information to anyone outside of our company except with our express written consent and except for confidential information which is at the time of receipt, or thereafter becomes, publicly known through no wrongful act of the executive officer, or is received from a third party not under an obligation to keep such information confidential and without breach of the executive officer’s employment agreement.
Finally, the executive officer is generally prohibited, for a one-year period, in the case of Mr. Braun, and for a two-year period, in the case of Mr. Handy, from, directly or indirectly, knowingly soliciting or encouraging to leave the employment or other service, or the employment or service of any of our affiliates, any employee or independent contractor thereof or hiring any employee or independent contractor who has left our employment or other service or the employment or service of any of our affiliates within the one-year period (six months, in the case of Mr. Braun’s employment agreement), which follows the termination of such employee’s or independent contractor’s employment or other service with us and our affiliates. The employment agreements also contain provisions that prohibit the executive officers from intentionally interfering with our client or customer relationships, in addition to provisions preventing the executive officers from making statements that may adversely affect or otherwise malign our business or reputation, or that of any of our affiliates, for a period of time following the executive officer’s termination of employment.

Retirement of James Cogdell
On December 30, 2010, we notified James W. Cogdell, the Executive Chairman of the Board, that his employment agreement, the term of which expires on November 1, 2011, would not be renewed. In addition, on December 31, 2010, Mr. Cogdell’s employment agreement was amended to address certain technical requirements under Section 409A of the Internal Revenue Code, including (1) the addition of savings language under Section 409A of the Internal Revenue Code and (2) to change the three-year period of continuing health benefits under the original employment agreement to 18 months with an additional payment in lieu of the otherwise reduced health benefits (as described above) in the event of a termination of employment by us without “cause” (including a non-renewal of the employment agreement by the Company) or by Mr. Cogdell for “good reason.” In connection with Mr. Cogdell’s retirement and the non-renewal of his employment agreement, the Company anticipates Mr. Cogdell will receive the approximate amounts and components of compensation described under “Executive Compensation Summary”.
Letter Agreement with Frank Spencer
On May 3, 2010, the Company entered into a Letter Agreement with Mr. Spencer, formerly Chief Executive Officer and President of the Company, in connection with the announcement of his retirement. The Letter Agreement provides for, among other things, the payment by the Company of retirement payments of $2,662,250, three years of continued health benefits under the Company’s group health plans and programs applicable to senior executives and vesting of an award of 48,738 LTIP Units which were granted to Mr. Spencer effective March 31, 2008. See “Executive Compensation” and the related compensation tables for information regarding the payment to Mr. Spencer in connection with his retirement. In addition, Mr. Spencer will remain subject to the non-competition covenants in his employment agreement through May 4, 2011 (which non-competition covenants are substantially similar to the non-competition provisions described above). Mr. Spencer’s employment agreement with the Company, dated as of October 21, 2005, was terminated on September 20, 2010. In addition, on February 1, 2011, Frank Spencer submitted his resignation from the Board, effective immediately, which the Company accepted.
Employment Agreement with Scott Ransom
Scott Ransom transitioned from President and Chief Executive Officer of, to Senior Advisor to, Erdman Company beginning as of October 1, 2010 and continuing through December 31, 2012. In connection with this transition, the terms of Mr. Ransom’s employment agreement were renegotiated to reflect the terms and conditions of his transition, and provide for the possibility of continued service for additional one-year periods at the discretion of the board of directors of Erdman Company, by mutual agreement with Mr. Ransom.

The following chart sets forth the cost that we would have incurred if one of the named executive officers ceased working for us as of December 31, 2010 under the terms of our employment agreements:
Cost of Termination Under Employment Agreements

Accelerated
		Continued	Vesting of
		Medical and	Unvested
Type of Termination /	Cash	Dental	Equity		Excise Tax	Total Cost of
Name(1)	Severance	Benefits (2)	Compensation		Gross-Up (6)	Termination

Termination for Cause / Termination by the Executive
Raymond W. Braun	$—	$—	100% forfeited		n/a	$—

Termination for Cause / Resignation without Good Reason
Charles M. Handy	$—	$—	100% forfeited		n/a	$—
James W. Cogdell	$—	$—	$—		n/a	$—
Frank C Spencer	$—	$—	$—		n/a	$—
Scott A. Ransom	$—	$—	$—		n/a	$—

Termination by the Company without Cause
Raymond W. Braun	$500,000	$13,969	$792,336	(4)	n/a	$1,306,305

Termination Without Cause / Resignation with Good Reason (without a change of control)
Charles M. Handy	$1,027,161	$41,907	$176,674	(3)	n/a	$1,245,742
James W. Cogdell	$—	$—	$—		n/a	$—
Frank C Spencer	$—	$—	$—		n/a	$—
Scott A. Ransom	$—	$—	$—		n/a	$—

Change of Control
Raymond W. Braun	$—	$—	$3,025,338	(5)	n/a	$3,025,338
Charles M. Handy	$1,027,161	$41,907	$176,674	(3)	$—	$1,245,742
James W. Cogdell	$—	$—	$—		$—	$—
Frank C Spencer	$—	$—	$—		$—	$—
Scott A. Ransom	$—	$—	$—		$—	$—

Non-renewal of Employment Agreement
Raymond W. Braun	$—	$—	$—		n/a	$—
Charles M. Handy	$687,064	$41,907	$176,674	(3)	n/a	$905,645
James W. Cogdell	$—	$—	$—		n/a	$—
Frank C Spencer	$—	$—	$—		n/a	$—
Scott A. Ransom	$—	$—	$—		n/a	$—

Death or Disability
Raymond W. Braun	$100,000	$—	$—		n/a	$100,000
Charles M. Handy	$—	$—	$176,674	(3)	n/a	$176,674
James W. Cogdell	$—	$—	$—		n/a	$—
Frank C Spencer	$—	$—	$—		n/a	$—
Scott A. Ransom	$—	$—	$—		n/a	$—
Note:
Assumes the Company’s election to subject the executive officer to the non-competition, confidentiality and non-solicitation provisions provided for in the employment agreements.

(1)
In analyzing the “golden parachute” tax rules (assuming that such rules are potentially applicable here), we have taken the position for purposes of completing the table that, in connection with the post-termination non-competition covenants in the employment agreement with Mr. Handy, excess parachute payments should be reduced by an amount equal to one times certain annual compensation, which is the amount payable by us to the executive if we determine to enforce such covenants.

(2)
The cost of the medical and dental insurance is based on the cost paid by us for health insurance for a family with dependent children. The actual amount will vary based on the cost of health insurance at the time of termination, whether the individual is single or married and whether the individual has dependent children.

(3)
The Board awarded approximately $625,000 of LTIP units in recognition of the role played by Mr. Handy in the acquisition of Erdman. The number of LTIP units awarded was 39,185, which was calculated using $15.95 per LTIP unit, the price per share paid in connection with the Company’s private offering in January 2008. Of the total number of LTIP units granted, 20% vested on March 31, 2008 (the effective date of issuance) and the remaining 80% will vest if and when the Company achieves certain performance standards as provided in the award. Effective December 31, 2008, 887 additional LTIP units vested as the result of achieving certain performance standards as provided in the award. Amounts presented relate to the accelerated vesting of unvested equity compensation assumes a per unit value of $5.80 which was the price per share of the Company’s common stock on December 31, 2010, the effective date of this calculation.

(4)
Mr. Braun purchased from the Company 74,516 restricted shares, or approximately $500,000 of the Company’s common stock, at a price per share equal to $6.71, which was the average closing price of the Company’s common stock on the NYSE for the five trading days immediately preceding september 20, 2010. Pursuant to the terms of the agreement, and specifically in consideration for Mr Braun purchasing the 74,516 restricted shares referred to above, we agreed to grant Mr. Braun an award of 74,516 restricted shares, or approximately $500,000 of common stock (the “Company Match Award”) under the Company’s 2010 long-term incentive plan. Upon a termination of Mr. Braun’s employment without cause on or prior to December 31, 2011, 33.33% of the Company Match Award will fully vest. Also pursuant to the terms of Mr. Braun’s employment agreement, the Company agreed to grant Mr. Braun an award of 447,094 restricted shares, or approximately $3,000,000, of common stock (the “Performance Award”) under the Company’s 2010 lon-term stock incentive plan. Upon a termination of Mr. Braun’s employment with cause on or prior to December 31, 2011, restricted shares equal to $562,500 on the grant date under the Performance Award will immediately vest, and up to an additional number of restricted shares equal to $187,500 at the grant date may become vested based on Mr. Braun’s progress towards the achievement of performance goals/measures at termination. The amount presented related to the accelerated vesting of unvested equity compensation assumes a per unit value of $5.80 which was the price per share of the Company’s common stock on December 31, 2010, the effective date of this calculation, and that additional restricted shares equal to $187,500 at the grant date become vested at termination.

(5)
Upon a change of control (as defined in the employment agreement) while Mr. Braun is employed, the Company Match Award and the Performance Award shall fully vest and become immediately exercisable. The amount presented related to the accelerated vesting of unvested equity compensation assumes a per uit value of $5.80 which was the price per share of the Company’s common stock on December 31, 2010, the effective date of this calculation.

(6)
Under the employment agreement for Mr. Handy, if any payments constitute “excess parachute payments” under Section 280G of the Code such that the executive officer incurs an excise tax under Section 4999 of the Code, we will provide an “excise tax gross-up” payment in an amount such that the executive officer would receive the same amount of severance had the excise tax not applied. The cost of the excise tax gross-up is an estimate based on a number of assumptions including: (i) the Company is subject to a change of control on December 31, 2010, and (ii) Mr. Handy is terminated on December 31, 2010 without cause following that change of control. Gross-up payments are being included for informational purposes only. We have not yet confirmed whether gross-up payments would be required in the event of a termination of Mr. Handy set forth in the table. There may be both factual and legal bases for concluding that underlying “golden parachute” taxes, and therefore gross-up payments, should not be payable.

Indemnification Agreements
We have entered into indemnification agreements with each of our named executive officers and directors. These indemnification agreements provide that:
•
If a director or executive officer is a party or is threatened to be made a party to any proceeding, other than a proceeding by or in our right, by reason of the director’s or executive officer’s status as a director, executive officer or employee of our company, we must indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

•	the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;
•	the director or executive officer actually received an improper personal benefit in money, property or other services; or
•	with respect to any criminal action or proceeding, the director or executive officer had reasonable cause to believe that his or her conduct was unlawful.

•
If a director or executive officer is a party or is threatened to be made a party to any proceeding by or in our right to procure a judgment in our favor by reason of the director’s or executive officer’s status as a director, executive officer or employee of the company, we must indemnify the director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

•
the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or

•
the director or executive officer actually received an improper personal benefit in money, property or other services; provided, however, that we will have no obligation to indemnify the director or executive officer for any expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, if it has been adjudged that such director or executive officer is liable to us with respect to such proceeding.

•	Upon application of one of our directors or executive officers to a court of appropriate jurisdiction, the court may order indemnification of such director or executive officer if:
•
the court determines that the director or executive officer is entitled to indemnification under the applicable section of the Maryland General Corporate Law (the “MGCL”), in which case the director or executive officer shall be entitled to recover from us the expenses of securing indemnification; or

•
the court determines that the director or executive officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or executive officer has met the standards of conduct set forth in the applicable section of the MGCL or has been adjudged liable for receipt of an improper personal benefit under the applicable section of the MGCL; provided, however, that any indemnification obligations to the director or executive officer will be limited to the expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with any proceeding by or in our right or in which the executive officer or director shall have been adjudged liable for receipt of an improper personal benefit under the applicable section of the MGCL.

•
Without limiting any other provisions of the indemnification agreements, if a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of the director’s or executive officer’s status as our director, executive officer or employee, and the director or executive officer is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such proceeding, we must indemnify the director or executive officer for all expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with each successfully resolved claim, issue or matter, including any claim, issue or matter in such a proceeding that is terminated by dismissal, with or without prejudice.

•
We must pay all indemnifiable expenses in advance of the final disposition of any proceeding if the director or executive officer furnishes us with a written affirmation of the director’s or executive officer’s good faith belief that the standard of conduct necessary for indemnification by us has been met and a written undertaking to reimburse us if a court of competent jurisdiction determines that the director or executive officer is not entitled to indemnification.

Accounting Fees and Services
The following table presents aggregate fees billed to us for the fiscal years ended December 31, 2010 and 2009 by our principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”).

Accounting Fees and Services

Type of Fees	2010	2009
Audit Fees
Audit of our annual financial statements and internal control over financial reporting, review of our financial statements included in our Quarterly Reports on Forms 10-Q, and audit of MEA Holdings, Inc. and Erdman Company financial statements	$906,765	$858,736
Comfort letters, consents and assistance with documents filed with the SEC	220,156	127,764

Subtotal	1,126,921	986,500
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$1,126,921	$986,500

Audit Committee Pre-Approval of Services by the Independent Auditor
In accordance with its Charter and applicable rules and regulations adopted by the SEC, the Audit Committee reviews and pre-approves any engagement of our independent registered public accounting firm to provide audit, review, or attest services or non-audit services and the fees for any such services. The Audit Committee annually considers and, if appropriate, approves the provision of audit services by the independent registered public accounting firm. In addition, the Audit Committee periodically considers and, if applicable, approves the provision of any additional audit and non-audit services by our independent registered public accounting firm that are neither encompassed by the Audit Committee’s annual pre-approval nor prohibited by applicable rules and regulations of the SEC. The Audit Committee has delegated to the Chairman of the Audit Committee, Mr. Georgius, the authority to pre-approve, on a case-by-case basis, any such additional audit and non-audit services to be performed by our independent registered public accounting firm. Mr. Georgius reports any decision to pre-approve such services to the Audit Committee at its next regular meeting. For 2010, the audit committee pre-approved 100% of the services for which fees were incurred.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the beneficial ownership of our Common Stock, as of March 4, 2010, for: (1) each person known to us to be the beneficial owner of more than 5% of our outstanding Common Stock, (2) each of our directors and nominees for director, (3) each of our named executive officers who is not a director and (4) our directors, nominees for director and executive officers as a group. Except as otherwise described in the notes below, the following beneficial owners have sole voting power and sole investment power with respect to all shares of Common Stock set forth opposite their respective names. In accordance with SEC rules, each listed person’s beneficial ownership includes:
•	all shares the investor actually owns beneficially or of record;
•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and
•	all shares the investor has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).
Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power. Except as indicated below, the business address of the stockholders listed below is the address of our principal executive office, 4401 Barclay Downs Drive, Suite 300, Charlotte, NC 28209-4670.

Beneficial Owners

	Number of
	Shares and
	Units		Percent of All
	Beneficially	Percent of All	Shares and
Name of Beneficial Owner	Owned(1)	Shares(2)	Units(3)

Deutsche Bank AG (4)	6,957,320	13.67%	11.93%
Cohen & Steers, Inc. (5)	5,970,393	11.73%	10.24%
BlackRock, Inc. (6)	3,126,952	6.14%	5.36%

Directors
Raymond W. Braun (7)	596,126	1.17%	1.02%
James W. Cogdell (8)	2,291,591	4.50%	3.93%
Frank C. Spencer (9)	598,558	1.18%	1.03%
John R. Georgius (10)	105,652	*	*
Richard B. Jennings (11)	39,020	*	*
Christopher E. Lee (12)	31,152	*	*
David J. Lubar (13)	2,262,938	4.45%	3.89%
Richard C. Neugent (14)	35,737	*	*
Scott A. Ransom (15)	340,594	*	*
Randolph D. Smoak, Jr. M.D. (16)	32,177	*	*

Nondirector Named Executive Officers
Charles M. Handy (17)	150,921	*	*
Directors and Executive Officers as a Group (10 persons)	6,484,466	12.74%	11.12%

*	Less than 1%

(1)
Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. A person is deemed to be the beneficial owner of any shares of Common Stock if that person has or shares voting power or investment power with respect to those shares, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares.

(2)
Assumes a total of 50,907,561 shares of our Common Stock are outstanding as of March 4, 2011. In addition, amounts listed for each individual assume that all units, including vested LTIP units, beneficially owned by such individual are exchanged for shares of our Common Stock, and amounts for all directors and officers as a group assume all vested LTIP units held by them are exchanged for shares of our Common Stock, but none of the units held by other persons are exchanged for shares of our Common Stock.

(3)
Assumes a total of 58,297,403 shares of our Common Stock and units in our operating partnership (“OP units”), including vested and unvested LTIP units, outstanding as of March 4, 2011, which is comprised of 50,907,561 shares of Common Stock, 7,206,377 OP units which may be exchanged for cash or, at our option, shares of our Common Stock, 118,887 vested LTIP units and 64,578 unvested LTIP units.

(4)
Information is based on a Schedule 13G filed with the SEC by Deutsche Bank AG. Deutsche Bank AG has sole voting power over 5,147,960 and sole dispositive power over 6,957,320 of these shares. RREEF America, L.L.C., a subsidiary of Deutsche Bank AG, has sole voting power over 5,070,726 and sole dispositive power over 6,880,086 of these shares. Deutsche Investment Management Americas, a subsidiary of Deutsche Bank AG, has sole voting power and sole dispositive power over 53,100 of these shares. Oppenheim Asset Managements Services S.a.r.l has sold boting power and sole dispositive power over 24,134 of these shares. The address for Deutsche Bank AG is Theodor-Heuss-Allee 70, 60468 Frankfurt am Main, Federal Republic of Germany.

(5)
Information is based on a Schedule 13G filed with the SEC by Cohen & Steers, Inc. Cohen & Steers, Inc. has sole voting power over 5,736,693 of these shares and sole dispositive power over 5,970,393 of these shares. Cohen & Steers Capital Management, Inc., a 100% held subsidiary of Cohen & Steers, Inc. and an investment advisor registered under Section 203 of the Investment Advisers Act, has sole voting power and sole dispositive power over 5,970,393 of these shares. The address for Cohen & Steers, Inc. is 280 Park Avenue, 10th Floor, New York, New York 10017.

(6)
Information is based on a Schedule 13G filed by Blackrock, Inc. Blackrock, Inc. has sole voting power and sole dispositive power over 3,126,952 of these shares. The address for Blackrock, Inc. is 40 East 52nd Street, New York, New York 10022.

(7)
Raymond W. Braun is our Chief Executive Officer. This amount includes 74,516 restricted shares purchased from the Company and 74,516 unvested restricted shares granted by the Company. These unvested shares will vest on December 31, 2013 unless Mr. Braun’s employment is terminated for “cause” or by Mr. Braun for any reason or if Mr. Braun sells or disposes any of the shares purchased by him as described above without the permission of the Board. This amount also includes 447,094 unvested restricted common shares, the vesting of which will be subject to the satisfaction of performance measures that must be satisfied or exceeded by Mr. Braun by December 31, 2013.

(8)
James W. Cogdell is the Chairman of our Board. This amount includes 1,348,203 shares of Common Stock and 943,388 of OP units. Mr. Cogdell has pledged approximately 1,342,000 shares of his Common Stock in connection with a personal line of credit.

(9)	Mr. Spencer resigned from the Board of Directors effective February 1, 2011. This amount includes 238,435 restricted shares of our Common Stock and 360,124 OP units.

(10)	This amount includes 19,548 restricted shares of our Common stock, 3,135 OP units and 6,569 fully vested LTIP units.

(11)	This amount includes 39,020 restricted shares of our Common stock.

(12)	This amount includes 4,500 restricted shares of our Common stock, 16,685 OP units and 9,967 fully vested LTIP units.

(13)
David J. Lubar owns these OP units indirectly through Lubar & Co. and Lubar Equity Fund, L.L.C. Mr. Lubar is the President and a Director of Lubar & Co. which is the manager of Lubar Equity Fund L.L.C. and holds a pecuniary interest therein. Mr. Lubar disclaims beneficial ownership of the securities except to the extent of his pecuniary interest therein. This amount includes 16,948 restricted shares of our Common Stock and 6,569 OP units.

(14)	This amount includes 12,616 restricted shares of our Common stock and 6,569 fully vested LTIP units.

(15)	This amount includes 5,900 shares of our Common stock, 287,450 OP units and 47,244 fully vested LTIP units.

(16)	This amount includes 16,550 restricted shares of our Common Stock, 8,982 OP units and 6,645 fully vested LTIP units.

(17)
Charles M. Handy is our Chief Financial Officer, Executive Vice President and Secretary. This amount includes 1,600 shares of our Common Stock, 111,320 OP units, 7,540 fully vested LTIP units and 30,461 unvested LTIP units.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
In 2005, our Board formally adopted a written policy with respect to transactions involving “related parties.” Pursuant to this policy, all related party transactions (generally, transactions involving amounts exceeding $120,000 in which a related party (directors and executive officers or their immediate family members) or stockholders owning 5% or more of our outstanding stock) shall be subject to approval or ratification:
Pursuant to Maryland law, a contract or other transactions between us and a director or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof, provided that:
•
the material facts relating to the common directorship or interest and as to the transaction must be disclosed to our Board or a committee of our Board, and our Board or committee must authorize, approve or ratify the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

•
the material facts relating to the common directorship or interest and as to the transaction must be disclosed to our stockholders entitled to vote thereon, and the transaction must be authorized, approved or ratified by a majority of the votes cast by our stockholders entitled to vote (other than the votes of shares owned of record or beneficially by the interested director); or

•	the transaction or contract is fair and reasonable to us at the time it is authorized, ratified or approved.
Our policy requires that all contracts and transactions between us and any related parties must be approved by the affirmative vote of a majority of our disinterested directors. Where appropriate, in the judgment of our disinterested directors, our Board may obtain a fairness opinion or engage independent counsel to represent the interests of non-affiliated stockholders, although our Board will have no obligation to do so.
OTHER MATTERS
Stockholder Proposals and Nominations for the Board
Under SEC rules, proposals from our eligible stockholders for presentation for action at the 2012 Annual Meeting of Stockholders must be received by us no later than November 22, 2011 in order to be considered for inclusion in the proxy statement and proxy card for that annual meeting. Any such proposals, as well as any questions relating thereto, should be directed to our Secretary at our principal executive offices.
Under our current Bylaws, and as SEC rules permit, stockholders must follow certain procedures to nominate a person for election as a director at an annual or special meeting, or to introduce an item of business at an annual meeting. A stockholder must notify our Secretary in writing of the director nominee or the other business. For annual meetings, the notice must include the required information and be delivered to our Secretary at our principal executive offices not earlier than the 150th day and not later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting.
If the date of the Annual Meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder must be delivered as described above not earlier than the 150th day prior to the date of mailing of the notice for such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period for the giving of stockholder’s notice as described above.
The stockholder’s notice shall set forth the following, as applicable:
(1) as to each individual whom the stockholder proposes to nominate for election or reelection as a director, (a) the name, age, business address and residence address of such individual, (b) the class, series and number of any of our shares of stock that are beneficially owned by such individual, (c) the date such shares were acquired and the investment intent of such acquisition, and (d) all other information relating to such individual that is required to be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act and the rules thereunder (including such individual’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);
(2) as to any other business that the stockholder proposes to bring before the meeting, a description of such business, the reasons for proposing such business at the meeting and any material interest in such business of such stockholder and any Stockholder Associated Person (as defined below) individually or in the aggregate (including any anticipated benefit to the stockholder and the Stockholder Associated Person therefrom);
(3) as to the stockholder giving the notice and any Stockholder Associated Person, the class, series and number of all of our shares of stock which are owned by such stockholder and by such Stockholder Associated Person, if any, and the nominee holder for, and number of, shares owned beneficially but not of record by such stockholder and by any such Stockholder Associated Person;

(4) as to the stockholder giving the notice and any Stockholder Associated Person covered by clauses (2) or (3) above, the name and address of such stockholder, as they appear on our stock ledger and current name and address, if different, and of such Stockholder Associated Person; and
(5) to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election or reelection as a director or the proposal of other business on the date of such stockholder’s notice.
“Stockholder Associated Person” of any stockholder means (1) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (2) any beneficial owner of our shares of stock owned of record or beneficially by such stockholder and (3) any person controlling, controlled by or under common control with such Stockholder Associated Person.
The Board and our management know of no other matters or business to be presented for consideration at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournments or postponements thereof, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their discretion on any such matters. The persons named in the enclosed proxy may also, if they deem it advisable, vote such proxy to adjourn the Annual Meeting from time to time. In addition, if a quorum is not present or represented at the Annual Meeting, the Chairman of the Annual Meeting shall have the power to adjourn the Annual Meeting to a date not more than 120 days after the original Record Date without notice other than announcement at the Annual Meeting, until a quorum is present or represented.

Sincerely,

Raymond W. Braun
President and Chief Executive Officer

COGDELL SPENCER INC.
4401 Barclay Downs Drive, Suite 300
Charlotte, NC 28209-4670
NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS
to be held on
MAY 4, 2011
Dear Stockholder,
The 2011 Annual Meeting of Stockholders of Cogdell Spencer Inc. will be held at the Renaissance Charlotte SouthPark Hotel, Queen Victoria room, located at 5501 Carnegie Boulevard, Charlotte, North Carolina 28209 on Wednesday, May 4, 2011 at 1:00 p.m., Eastern Time.
Proposals to be considered at the Annual Meeting:
(1)
To elect seven members to the board of directors, each to serve until the 2012 Annual Meeting of Stockholders and until his successor is duly elected and qualifies. The Board nominees are the following: Raymond W. Braun, John R. Georgius, Richard B. Jennings, Christopher E. Lee, David J. Lubar, Richard C. Neugent, and Randolph D. Smoak, Jr. M.D.;

(2)	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2011;
(3)	To approve, in a non-binding advisory vote, the compensation of our named executive officers, as disclosed in the accompanying Proxy Statement;
(4)	To vote upon, in a non-binding advisory vote, the frequency of holding future non-binding advisory votes on executive compensation; and
(5)	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
The Board of Directors recommends that you vote FOR each of the nominees listed in proposal 1, FOR proposals 2 and 3, and FOR one year in proposal 4.
Stockholders are cordially invited to attend the Annual Meeting and vote in person. Directions to the Annual Meeting of Stockholders can be obtained by calling 704-940-2900.

You May Vote Your Proxy When You View The Materials On The Internet. You Will Be Asked To Follow The Prompts To Vote Your Shares.
Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.
Vote Your Proxy on the Internet:
Go to www.cstproxyvote.com
Have your notice available when you access the above website. Follow the prompts to vote your shares.
COMPANY ID:
PROXY NUMBER:

ACCOUNT NUMBER:

The Proxy Materials are available for review at: http://www.cstproxy.com/cogdellspencer/2011

COGDELL SPENCER INC.
4401 Barclay Downs Drive, Suite 300
Charlotte, NC 28209-4670
Important Notice Regarding the Availability Of Proxy Materials For the Annual Meeting of Stockholders to Be Held On May 4, 2011
This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.
If you would like to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before April 26, 2011 to facilitate a timely delivery.
The following Proxy Materials are available to you to review at: http://www.cstproxy.com/cogdellspencer/2011

-	the Company’s Annual Report for the year ending December 31, 2010.

-	the Company’s 2011 Proxy Statement (including all attachments thereto).

-	the Proxy Card.

-	any amendments to the foregoing materials that are required to be furnished to stockholders.
ACCESSING YOUR PROXY MATERIALS ONLINE
Have this notice available when you request a paper copy of the proxy materials or to vote your proxy electronically. You must reference your company ID, 9-digit proxy number and 10-digit account number.
OBTAINING A FREE PAPER OR E-MAIL COPY OF THE PROXY MATERIALS
If you prefer, you may request to receive your proxy materials for the Annual Meeting or for future annual meetings of the company’s stockholders on paper or via e-mail in any of the following ways:

Telephone:	Call us toll-free at 1-888-221-0690.

Internet:	Go to www.cstproxy.com/cogdellspencer/2011 and request a printed version of the materials.

E-mail:
Send a message to proxy@continentalstock.com with Cogdell Spencer Inc. in the subject field and include your registered holder name, address and company ID, 9-digit proxy number and 10-digit account number.